                        AMERICAN UNITED GLOBAL, INC.
                             25 Highland Boulevard
                           Dix Hills, New York 11746



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD SEPTEMBER 9, 1996
To the Shareholders of
  AMERICAN UNITED GLOBAL, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Shareholders of American United Global, Inc. (the "Company" or the "Corporation") will be held at 11130 NE 33rd Place, Suite 250,
Bellevue, Washington 98004, on Monday, September 9, 1996, at 2:00 p.m. local time for the following purposes:

            1. To elect three (3) directors to hold office until the next Annual Meeting;

            2. To ratify the selection of Price Waterhouse as auditors of the Company for the Fiscal Year ending July 31, 1996;

            3. To ratify the sale of all of the assets of the Company's Manufacturing Business to subsidiaries of Hutchinson Corporation (the "Hutchinson Transaction"); and

            4. To authorize an amendment to the Company's Certificate of Incorporation to increase the Company's authorized capital by (i) increasing to 25,000,0000 shares the Company's authorized voting Common Stock which will be redesignated as Class A Voting Common Stock; and (ii) creating a new class of Non-Voting Class B Common Stock, of which 25,000,000 shares of Non-Voting
Class B Common Stock will be authorized;

            5. To authorize and ratify an amendment to the Company's Articles of Incorporation to include provisions which permit stockholders to act by not less than unanimous written consent and to authorize and ratify an amendment to the Company's By-Laws that deletes provisions which permit stockholders to act by less than unanimous written consent;

            6. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws to classify the Board of Directors into three classes, as nearly equal in number as possible, each of which, after an interim arrangement, will serve for three years, with one class being elected each year;

            7. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws which provide that directors may be removed only with cause and the approval of the holders of at least 66.66% of the voting power of each class or series of outstanding stock of the Company entitled to vote generally in the election of directors;

            8. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws that provide that special meetings of stockholders may not be called by stockholders holding less than 66.66% of the voting power of each class or series of outstanding stock entitled to vote on the matter(s) to be considered at the special meeting;

            9. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws that increase the stockholder vote required to alter, amend or repeal the amendments to the Company's Articles of Incorporation and By-Laws identified in Proposals 5, 6, 7 and 8 referred to above and in this Proposal 9, to at least 66.66% of the voting power of each class or series of outstanding stock of the Company entitled to vote thereon; and

           10. To ratify the terms of an Amended and Restated Employment Agreement by and between the Company and Mr. Robert M. Rubin, the President, Chief Executive Officer, Chairman of the Board and a principal stockholder of the Company;

           11. To transact such business as may properly come before the meeting or any adjournment or adjournments thereof.

      The Board of Directors has fixed July 26, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will not be closed, but only shareholders of record at the close of business on July 26, 1996 will be entitled to vote at the meeting or any adjournment or adjournments thereof. The approximate mailing date for proxy materials will be August 20, 1996.

                                         By Order of the Board of Directors

                                             Robert M. Rubin
                                             CHAIRMAN OF THE BOARD

        WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, SIGN AND
            RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED STAMPED
                       ENVELOPE PROVIDED FOR YOUR USE.

                        AMERICAN UNITED GLOBAL, INC.
                             25 Highland Boulevard
                           Dix Hills, New York 11746
                      ___________________________________

                          PRELIMINARY PROXY STATEMENT
                      ___________________________________


                  GENERAL INFORMATION CONCERNING SOLICITATION

      This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of American United Global, Inc. (hereinafter referred to as the "Company" or the "Corporation"), for its Annual Meeting of Shareholders (the "Meeting") to be held at 2:00 P.M. on Monday, September 9, 1996, or any adjournments thereof, at 11130 NE 33rd Place, Suite 250, Bellevue, Washington 98004. Shares cannot be voted at the meeting unless their owner is present in person or represented by proxy. Copies of this proxy statement and the accompanying form of proxy shall be mailed to the shareholders of the Company on or about August 20, 1996, accompanied by a copy of the Annual Report of the Company containing financial statements as of and for the Fiscal Years ended July 31, 1995, 1994, and 1993, together with other information respecting the Company.

      If a proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the specifications made, or if no specification is made the shares will be voted to approve each proposition and to elect each nominee for director identified on the proxy. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company a notice in writing revoking it. A proxy may also be revoked by any shareholder present at the Meeting who expresses a desire in writing to revoke a previously delivered proxy and to vote his or her shares in person. The mere presence at the Meeting of the person appointing a proxy does not revoke the appointment. In order to revoke a properly executed and returned proxy, the Company must receive a duly executed written revocation of that proxy before it is voted. A proxy received after a vote is taken at the Meeting will not revoke a proxy received prior to the Meeting; and a subsequently dated proxy received prior to the vote will revoke a previously dated proxy.

      All expenses in connection with the solicitation of proxies, including the cost of preparing, handling, printing and mailing the Notice of Annual Meeting, Proxies and Proxy Statements will be borne by the Company. Directors, officers and regular employees of the Company, who will receive no additional compensation therefor, may solicit proxies by telephone or personal call, the cost of which will be nominal and will be borne by the Company. In addition, the Company will reimburse brokerage houses and other institutions and fiduciaries for their expenses in forwarding proxies and proxy soliciting material to their principals.

      As of August 15, 1996, the following shareholders holding 1,279,798 of the votes represented by shares of the voting stock of the Company, in the aggregate constituting approximately 21.8% of the total votes represented by shares entitled to vote at the Meeting, have indicated their intention to vote in favor of all nominees for director and all other matters to be submitted for consideration at the Meeting: Robert M. Rubin 1,245,798, Lawrence E. Kaplan 14,000 and C. Dean McLain 20,000.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission (File No. 0-19404) pursuant to the Exchange Act are incorporated herein by reference:

      1. The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1995, other than Item 6. Selected Financial Data and Item
            8.  Financial Statements and Supplementary Data;

      2. The Company's Annual Report on Form 10-K/A for the fiscal year ended July 31, 1995;

      3. The Company's Quarterly Reports on Form 10-Q/A for the fiscal quarters ended January 31, 1996 and April 30, 1996; and

      4. Other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since July 31, 1995, consisting of the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 1995, January 31, 1996 and April 30, 1996, and the Company's Current Reports on Form 8-K filed on October 17, 1995, February 5, 1996, and July 24, 1996.



        (The remainder of this page has been intentionally left blank)

                                  BUSINESS

General

      The Company, through its operating subsidiaries, was formerly engaged in two distinct businesses: (i) the Distribution Business, comprising the sale, service and lease of light and medium-sized construction equipment, parts and other products manufactured principally by Case Corporation ("Case"), as a retail distributor and (ii) the Manufacturing Business, principally comprising the manufacture and national distribution of sealing devices (o-rings, bonded rubber-to-metal scale and molded rubber shapes) for the automotive, commercial aerospace, defense and communications industries and for other industrial applications.

      The Company's Distribution Business operates through Western Power & Equipment Corp., a Delaware corporation ("Western"), its 56.6% owned subsidiary. Western's principal business is operation as an authorized Case dealer through retail distribution facilities located in the States of Washington, Oregon, California and Nevada. The construction equipment distributed by the Company is used in the construction of residential and office buildings, roads, levees, dams, underground power projects, forestry projects, municipal construction and other construction projects.

      The Company's Manufacturing Business operated through two Operating subsidiaries: (i) the National O-Ring division of American United Products, Inc., a California corporation ("AUP"), which manufactured and distributed standard-size, low cost synthetic rubber o-ring sealing devices for use in automotive and industrial applications and (ii) the Stillman Seal division of American United Seal, Inc., a California corporation ("AUS"), which specialized in the design, manufacture and distribution, of rubber-to-metal bonded sealing devices for use in commercial, aerospace, defense and communications industry applications. AUG California, Inc., a California corporation ("AUG"), the Company's wholly-owned subsidiary, together with AUG's wholly-owned AUP and AUS subsidiaries, formed the Manufacturing Business of the Company. Each of the National O-Ring and Stillman Seal operating businesses is vertically integrated, having the capacity to design, develop and create its own synthetic rubber or elastomer compounds for use in production, and to manufacture finished products.

      Pursuant to the terms of an Asset Purchase Agreement, dated as of November 22, 1995 (the "Sale Agreement"), by and among Hutchinson Corporation, a Delaware Corporation ("Hutchinson"), as Buyer, and the Company and each of its AUG, AUP and AUS subsidiaries, on January 19, 1926 all of the assets of the National O-Ring and Stillman Seal businesses which constituted the Manufacturing Business were sold to, and substantially all of the liabilities associated with operation of the Manufacturing Business were assumed by, subsidiaries of Hutchinson newly-formed for the purpose of acquiring the Manufacturing Business (the "Hutchinson Transaction"). Hutchinson produces a variety of rubber related products for three market sectors: automotive, consumer and industrial use.

      The Purchase Price for the Manufacturing Business was $24,500,000, $20,825,000 of which was paid in cash and the aggregate $3,675,000 balance was paid by delivery of two 24-month non-interest bearing promissory notes (the "Notes") made by the Hutchinson subsidiaries that purchased the Manufacturing Business. The Notes, which have been discounted for financial statement presentation by $638,000, are guaranteed by Total America, Inc., the parent corporation whose securities are listed on the New York Stock Exchange.


      At the closing of the Hutchinson Transaction, (the "Closing"), the Company, Hutchinson (as guarantor) and Robert Rubin, who is the Chairman and a director of the Company, entered into a five-year Non-Competition Agreement in favor of Hutchinson and its affiliates, pursuant to which Mr. Rubin and the Company agreed not to compete with the businesses acquired in the Hutchinson Transaction. Under the terms of the Non-Competition Agreement, Mr. Rubin will receive payments aggregating $200,000 over a seven year period. In addition, Hutchinson engaged Mr. Rubin as a consultant to provide advisory services relating to the acquired Manufacturing Business over a seven year period, for which services Mr. Rubin will receive payments aggregating $1,000,000.

      On January 19, 1996, as a result of the Hutchinson Transaction, Mr. John Shahid, the former President, Chief Executive Officer and director of the Company and the Company entered into a Termination Agreement whereby Mr. Shahid resigned as an officer and director of the Company and each of its subsidiaries in consideration for the payment of an aggregate of $815,833.33, representing salary payments under his Employment Agreement through December 31, 1998, as well as a bonus payment for fiscal year 1996 in the amount of $90,000. The Termination Agreement also provides that the Company shall retain Mr. Shahid as a consultant for a period of three (3) years, commencing April 1, 1996, for which consulting services he will be paid quarterly an aggregate of $200,000.


       In December 1995 the Company's Board of Directors and senior management sought to refocus the business direction of the Company in light of the anticipated closing of the Hutchinson Transaction. In April 1996, the Company entered into a letter of intent to acquire ConnectSoft, Inc., a developer of a variety of computer software products and services, including products to enable remote access computer terminals, Internet terminals, personal computers and other computing devices to be connected to Windows net technology software developed by Microsoft Corporation. In June 1996, the Company entered into a letter of intent to acquire Interglobe Networks, Inc., a company engaged in providing engineering, design and consulting services for users and providers of telecommunications facilities on the Internet and other media. In June 1996, the Company also entered into a letter of intent to acquire Datacom International, Inc., a company engaged in the development and marketing of multifunctional, integrated telecommunications equipment, including related hardware and software components of such products. See "Recent Developments."

THE DISTRIBUTION BUSINESS


PRODUCTS, MARKETS AND SERVICES

      NEW CASE CONSTRUCTION EQUIPMENT.

      The construction equipment (the "Equipment") sold, rented and serviced by Western generally consists of: backhoes (used to dig large, wide and deep trenches); excavators (used to dig deeply for the construction of foundations, basements, and other projects); log loaders (used to cut, process and load logs); crawler dozers (bulldozers used for earth moving, leveling and shallower digging than excavators); wheel loaders used for loading trucks and other carriers with excavated dirt, gravel and rock), roller compactors (used to compact roads and other surfaces); trenchers (a small machine that digs trenches for sewer lines, electrical power and other utility pipes and wires); forklifts (used to load and unload pallets of materials); and skid steer loaders (smaller version of a wheel loader, used to load and transport small quantities of material -- e.g., dirt and rocks around a job site). The sale prices of this Equipment ranges from $15,000 to $350,000 per piece of equipment.

      Under the terms of standard Case dealer agreements, Western is an authorized Case dealer for sales of Equipment and related parts and services at locations in the states of Oregon,

Washington, Nevada and Northern California (the "Territory"). The dealer agreements have no defined term or duration, but are reviewed on an annual basis by, both parties, and can be terminated without cause at any time either by Western on 30 days, notice or by Case on 90 days notice. Although the dealer agreements do not prevent Case from arbitrarily exercising its right of termination, based upon Case's established history of dealer relationships and industry practice, Western does not believe that Case would terminate its dealer agreement without good cause.

      The dealer agreements do not contain requirements for specific minimum purchases from Case. In consideration for Western's agreement to act as dealer, Case supplies to Western items of Equipment for sale and lease, parts, cooperative advertising benefits, marketing brochures related to Case products, access to Case product specialists for field support, the ability to use the Case name and logo in connection with the Western's sales of Case products, and access to Case floor plan financing for Equipment purchases. Such floor planning arrangements currently provide Western with interest free credit terms of between six months and nine months on purchases of specified types of Equipment. Principal payments are generally due at the earlier of sale of the Equipment or twelve to fifteen months from the invoice date.

      OTHER PRODUCTS.

      Although the principal products sold, leased and serviced by Western are manufactured by Case, Western also sells, rents and services equipment and sells related parts (e.g., tires, trailers and compaction equipment) manufactured by Hamm and by others. Approximately 15% of Western's net sales for fiscal year 1995 resulted from sales, rental and servicing of products manufactured by companies other than Case.

      Western's distribution business is generally divided into four categories of activity: (i) New Equipment sales and rentals, (ii) used Equipment sales and rentals, (iii) Equipment servicing, and (iv) parts sales.

      NEW EQUIPMENT SALES AND RENTALS.

      At each of its distribution outlets, Western maintains a fleet of various items of Equipment for sale or rental for periods ranging from one week to up to nine months (customarily with purchase options at the end of the rental period). The Equipment purchased for each outlet is selected by Western's marketing staff based upon the types of customers in the geographical areas surrounding each outlet, historical purchases as well as anticipated trends. Each distribution outlet has access to Western's full inventory of Equipment.

      Western's new Equipment rental business has historically been an adjunct to its new Equipment sales. To assist customers, any new Equipment can be rented generally for periods of up to nine months and a portion of customer rental payments may be applied to the purchase price down payment.

      Western provides only the standard manufacturer's limited warranty for new Equipment, generally a one-year parts and service repair warranty. Customers can purchase extended warranty contracts.

      Western maintains a separate fleet of new Equipment that it generally holds solely for rental. Such Equipment is generally held in the rental fleet for 12 months and then sold as used Equipment with appropriate discounts reflecting prior rental usage. As rental Equipment is taken out of the rental fleet, Western adds new Equipment to its rental fleet as needed. The rental charges vary, with different rates for different items of Equipment rented.

      USED EQUIPMENT SALES AND RENTALS.

      Western sells and rents used Equipment that has been reconditioned in its own service shops. It generally obtains such used Equipment as "trade-ins" from customers who purchase new items of Equipment and from Equipment previously rented and not purchased. Unlike new Equipment, Western's used Equipment is generally sold "as is" and without manufacturer's warranty. Used Equipment is customarily rented only after available new Equipment has been rented. The rental charge for such used Equipment is equal to that of rented new Equipment. Used rental Equipment is first reconditioned by Western prior to being offered for rent, and is typically not more than three years old.

      Western's sales and marketing activities do not result in any significant backlog of orders. Although Western has commenced acceptance of orders from customers for future delivery following manufacture by Case, during fiscal 1995 substantially all of its sales revenues resulted from products sold directly out of inventory, or the providing of services upon customer request.

      All of Western's sales personnel are employees of Western and all are under the general supervision of C. Dean McLain, the President and CEO of Western. Each Equipment salesperson is assigned a separate exclusive territory, the size of which varies based upon the number of potential customers and anticipated volume of sales, as well as the geographical characteristics of each area. Western employed 42 Equipment salespersons on July 31, 1995.

      On July 31, 1995, Western employed 3 product support salespersons who sell Western's parts and repair services to customers in assigned territories. Western has no independent distributors or non-employee sales representatives.

      SUPPLIERS

      Western purchases approximately 85% of its inventory of Equipment and parts from Case. No other supplier currently accounts for more than 5% of such inventory purchases. While maintaining its commitment to Case to primarily purchase Case Equipment and parts as an authorized Case dealer, in the future Western plans to expand the number of products and increase the aggregate dollar value of those products which Western purchases from manufacturers other than Case.

      COMPETITION.

      Western competes with distributors of construction equipment and parts manufactured by companies other than Case on the basis of price, the product support (including technical service) that it provides to its customers, brand name recognition for its Case and other products, the accessibility of its distribution outlets, the number of its distribution outlets, and the overall quality of the Case and other products that it sells. Western management believes that it is able to effectively compete with distributors of products produced and distributed by such other manufacturers primarily on the basis of overall Case product quality, and the superior product support and other customer service provided by the Company.

      Case's two major competitors in the manufacture of a full line of construction equipment of comparable sizes and quality are Caterpillar Corporation and Deere & Company. In addition, other manufacturers produce specific types of equipment which compete with the Case Equipment and other Equipment distributed by Western.

      These competitors and their product specialties include JCB Corporation -- backhoes, Kobelco Corporation -- excavators, Dresser Industries -- light and medium duty bulldozers, Komatsu Corporation -- wheel loaders and crawler dozers, and Bobcat, Inc. -- skid steer loaders.

      FOREIGN SALES.

      The Company has no foreign assets and export sales amount to less than 1% of the Company's total sales. No material amounts of the Company's sales are dependent upon a single customer. Substantially all the Distribution Business revenues resulted from sales, leasing and servicing of equipment and parts manufactured by Case.


RECENT DEVELOPMENTS

      Effective as of May 1, 1996, the Company acquired, through a merger with an acquisition subsidiary of the Company (the "Merger"), all of the outstanding capital stock of ConnectSoft, Inc. ("ConnectSoft"), a private company providing communications software applications and services for persons seeking access to and utilization of resources and information available on the Internet. The Merger was consummated on August 8, 1996. ConnectSoft shareholders received, on a pro rata basis, an aggregate
1,000,000 shares of the Company's Series B Preferred Stock (the "Preferred Stock"). Such Preferred Stock does not pay a dividend, is not subject to redemption, has a liquidation preference of $3.50 per share over Company Common Stock and votes together with the Company Common Stock as a single class on a one share for one vote basis. Each share of Preferred Stock is convertible into shares of Company Common Stock at the holder's option into a minimum of 1,000,000 shares of Company Common Stock and a maximum of 3,000,000 shares of Company Common Stock, based upon certain criteria.

      The Preferred Stock may be converted into shares of Company Common Stock at any time, as follows:

          (i) Each share of Preferred Stock may be converted into one (1) share of Company Common Stock (a minimum of 1,000,000 shares of such Common Stock if all such shares of Preferred Stock are so converted);

          (ii) In the event that the "Combined Pre-Tax Income" (as defined) of any or all of the "Subject Entities" (as hereinafter defined) in any one of the three fiscal years ending July 31, 1997, July 31, 1998, or July 31, 1999 (each a "Measuring Fiscal Year" and collectively, the "Measuring Fiscal Years"):

                (a) shall equal or exceed $3,000,000, each share of Preferred Stock may be converted into two shares of Company Common Stock (a maximum of 2,000,000 shares of such Common Stock if all such shares of Preferred Stock are so converted); or

                (b) shall equal or exceed $5,000,000, each share of Preferred Stock may be converted into three shares of Company Common Stock (a maximum of 3,000,000 shares of such Common Stock if all such shares of Preferred Stock are so converted).

The "Subject Entities" include ConnectSoft and its consolidated subsidiaries (if any) and eXodus Technologies, Inc., as a direct majority-owned subsidiary of the Company, which has developed certain remote access computer software originated by ConnectSoft.

      The conversion ratio of the Preferred Stock shall be adjusted, such that each share of Preferred Stock may be converted into three shares of Company Common Stock, notwithstanding the levels of Combined Pre-Tax Income achieved, in the event that (i) the Company sells the assets or securities of any of the Subject Entities for consideration aggregating $5,000,000 or more,
(ii) the Company consummates an initial public offering of the securities of any of the Subject Entities (an "IPO") resulting in gross proceeds in excess of $10,000,000, or in a market valuation of 100% of the issuer's common stock equaling or exceeding $50,000,000, or (iii) a transaction occurs with any third party (whether tender offer, merger, consolidation or other combination) with the result that no shares of Company common stock will be publicly traded on The NASDAQ Stock Market or any other national securities exchange.

      Prior to consummation of the Merger, the Company provided interim working capital financing for ConnectSoft which aggregated approximately $3.4 million, assumed all of ConnectSoft's operating expenses and liabilities and received proxies to vote approximately 80% of the outstanding ConnectSoft capital stock in favor of the Merger. Following completion of the ConnectSoft Merger, the Company will increase its aggregate funding commitments to ConnectSoft and its related companies to a minimum of $5.0 million.


     Under the terms of a non-binding letter of intent, dated June 20, 1996, the Company agreed to acquire, through a merger with an acquisition subsidiary of the Company (the "Interglobe Merger"), all of the outstanding capital stock of Interglobe Networks, Inc. ("Interglobe"), a private company providing engineering, design and consulting services for users and providers of telecommunications facilities on the Internet and other media. On completion of the Interglobe Merger, it is intended that the Interglobe shareholders shall receive an aggregate of 700,000 shares of the Company's Common Stock.



     In the event the Interglobe Merger shall be consummated, the Company will make available to Interglobe funding commitments to support Interglobe's operations and working capital needs in the form of intercompany loans and advances based upon annual budgets and forecasts provided to and approved by the Company. The pre-merger stockholders of Interglobe shall also receive three-year employment agreements with the Company pursuant to which they will receive seven-year options to purchase an additional aggregate 600,000 shares of Company Common Stock (the "Interglobe Options"). The Interglobe Options shall vest and be exercisable (i) one-third on July 31, 1997, (ii) one-third on July 31, 1998 in the event that Interglobe achieves at least $1,500,000 of Pre-Tax Income (as defined) in the year ended July 31, 1998 and (iii) one-third on July 31, 1999 in the event that Interglobe achieves at least $4,000,000 of Pre-Tax Income during the period commencing upon closing the Merger and terminating on July 31, 1999 (with any options not vesting on July 31, 1998 being vested on July 31, 1999 should such target be achieved). In the event that a change in control of the Company occurs, or the Company effects a sale of all or substantially all of the assets of Interglobe, prior to July 31, 1999, all of the Interglobe Options shall immediately vest upon such occurrence.

     Under the terms of a non-binding letter of intent, dated June 25, 1996, the Company agreed to acquire, through a merger with an acquisition subsidiary of the Company (the "Datacom Merger"), all of the outstanding capital stock of Datacom International, Inc. ("Datacom"), a private company engaged in the development and marketing of multifunctional, integrated telecommunications equipment, including related hardware and software components of such products. On completion of the Datacom Merger, it is intended that the Datacom shareholders shall receive, on a pro rata basis, an aggregate 375,000 shares of Company Common Stock (the "Fixed Merger Consideration"). The Fixed Merger Consideration shall be subject to upward adjustment, through the payment of a cash amount, in the event that the Common Stock of the Company does not trade at an average closing price (the "Average Price") in excess of $6.66 per share during the 20 trading days prior to July 31, 2000. In such event, the Company shall pay in cash to the Datacom shareholders the product of (i) the difference between $6.66 (the
"Base Price") and the Average Price, and (ii) the aggregate number of shares included in the Fixed Merger Consideration (the "Additional Payment"). The Datacom shareholders shall also receive "Contingent Merger Consideration," one-third in the form of up to an additional aggregate 375,000 shares of Common Stock, and two-thirds in the form of up to a maximum aggregate $7,500,000 principal of interest bearing notes, in the event that Datacom achieves certain levels of Pre-Tax Income (as defined) during the four fiscal years ending July 31, 2000. The notes made part of the Contingent Merger Consideration are convertible into Company Common Stock at conversion prices equal to the average closing price of such Common Stock measured over the 20 trading days immediately prior to the issuance date of each respective note.
If the Datacom shareholders shall have received any Contingent Merger Consideration, then the Additional Payment shall be increased by adjusting the Additional Payment formula as follows: the Base Price shall be increased to $10.00, and to the extent that the Average Price does not equal or exceed $10.00 per share the Additional Payment shall equal the product of (i) the difference between $10.00 and the Average Price, and (ii) the sum of the aggregate number of shares included in the Fixed Merger Consideration and the Contingent Merger Consideration (including the aggregate number of Company shares into which all outstanding principal of notes could be converted). The Additional Payment, if any, shall be further adjusted such that it is comprised of additional shares of Common Stock to the extent necessary to insure that for United States tax purposes at least 50% of the total consideration for the transaction (by value) is comprised of Common Stock. Following completion of the Datacom Merger, the Company will advance to Datacom up to $3,000,000 (less any amounts advanced prior to the merger date) in the form of 10% long-term notes or preferred stock, at the Company's option, with the amount of such advances being based upon the submission of annual budgets approved by the Company.

     Prior to or concurrent with completion of the Datacom Merger, the Company has agreed to cause a principal shareholder of Datacom to be released from his guarantee of approximately $190,000 of Datacom indebtedness.


                           SELECTED FINANCIAL DATA



                        AMERICAN UNITED GLOBAL, INC.
                     (in thousands, except per share data)

Income statement data:


                                                              NINE MONTHS ENDED
                              YEAR ENDED JULY 31,(1)          APRIL 30,
                              ----------------------          ---------
                             1993(2)   1994      1995         1995        1996

Net sales                   $30,386    $67,370  $86,173     $59,987     $75,061

Income from
  continuing operations         417      1,024    1,164       1,092         918

Net income                    1,575      2,201    2,268       1,622     8,711(3)

Per share:
  Income from               $  0.06    $  0.18  $  0.20     $  0.19     $  0.16
  continuing operations

  Net income                   0.34       0.43     0.40        0.29        1.53


Balance sheet data:



                                  JULY 31,((1))              APRIL 30
                          ------------------------          ----------
                          1993       1994     1995        1995        1996
                          ----       ----     ----        ----        ----

Total assets            $42,383    $55,779  $76,529     $62,021    $104,620
                                                         ------

Long-term debt            2,714     $3,234      352          60          --
                                                             --

- -----------------

    (1) No amounts are presented for the years ended July 31, 1991 and 1992 as the Company consisted solely of the Manufacturing Business which has been reclassified as a discontinued operation.

    (2) Represents nine months of Western's results following its Acquisition in November 1992.

    (3) Reflects the estimated gain on the sale of the Manufacturing Business of $7.7 million, net of tax.

Note: Unless otherwise indicated, all references in this Proxy Statement to Common Stock of the Company refer to the Company's currently authorized and outstanding voting common stock, which will, upon stockholder approval of a proposed amendment to the Company's Certificate of Incorporation, be redesignated as Class A Voting Common Stock.


         MARKET FOR COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER
                                   MATTERS

      Since January 28, 1992, the Company's Common Stock has been traded on the NASDAQ - National Market System (NMS). Closing sales prices for the Company's Common Stock are reported for each trading day by that system. The following sets forth, for the fiscal quarters as indicated, the high and low closing prices for the Company's Common Stock on NMS. Such information reflects interdealer quotations, without retail mark-up, mark-down or commissions, and except for reports of closing prices on NASDAQ - NMS may not necessarily represent actual transactions.



      FISCAL
      YEAR     PERIOD                      HIGH BID      LOW BID

      1994     1st Quarter                   $5.63        $5.38
               August 1, 1993 to
               October 31, 1993


               2nd Quarter                   $6.06        $5.19
               November 1, 1993 to
               January 31, 1994


               3rd Quarter                   $6.78        $5.06
               February 1, 1994 to
               April 30, 1994


               4th Quarter                   $4.75        $4.06
               May 1, 1994 to
               July 31, 1994


      1995     1st Quarter                   $4.88        $4.00
               August 1, 1994 to
               October 31, 1994


               2nd Quarter                   $4.25        $3.25
               November 1, 1994 to
               January 31, 1995

               3rd Quarter                   $ 3.69       $2.81
               February 1, 1995 to
               April 30, 1995


               4th Quarter                   $ 6.75       $2.75
               May 1, 1995 to
               July 31, 1995


      1996     1st Quarter                   $ 5.00       $3.19
               August 1, 1995 to
               October 31, 1995


               2nd Quarter                   $ 3.88       $2.94
               November 1, 1995 to
               January 31, 1996


               3rd Quarter                   $ 4.31       $3.06
               February 1, 1996 to
               April 30, 1996

               4th Quarter                   $12.75       $4.1875
               May 1, 1996 to
               July 31, 1996

      The number of shareholders of record of the Company's Common Stock on July 31, 1996 was 116, and the number of beneficial holders of the Company's Common Stock is estimated by management to be an additional 1,500 holders.

      The Company has never paid cash dividends on its Common Stock and it does not anticipate that it will pay cash dividends or alter its dividend policy in the foreseeable future.

                      SECURITY OWNERSHIP OF MANAGEMENT
                        AND PRINCIPAL SHAREHOLDERS



      At the close of business on July 26, 1996, there were outstanding 5,878,616 shares of Common Stock of the Company (the "Common Stock"), which constituted all of the issued and outstanding voting securities of the Company. Each shareholder is entitled to cast one vote for each share of Common Stock which is present at the Meeting either in person or by proxy. Only holders of record of the outstanding shares of the Common Stock at the close of business on July 26, 1996, will be entitled to vote at the Meeting.

      The following table sets forth certain information as of May 15, 1996 with respect to the beneficial ownership of the Common Stock of the Company by each beneficial owner of more than 5% of the total number of outstanding shares of the Common Stock of the Company, each director and nominee for director and all executive officers and directors of the Company as a group. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

Robert M. Rubin            Director, Nominee              1,325,798(1)(2)  22.3%
6060 King's Gate Circle    for Director and President,
Delray Beach, FL  33484    Chief Executive Officer and
                           Chairman of the Board of
                           Directors

Lawrence E. Kaplan         Director, Nominee for Director    14,000(2)        *
330 Vanderbilt Motor Pkwy
Hauppauge, NY 11788

C. Dean McLain             Director, Nominee for Director   227,750(2)(3)   3.7%
4601 N.E. 77th Avenue      Executive Vice President and
Suite 200                  President of Western Power
Vancouver, WA 98662

Associated Capital L.P.(4)                                  570,000         9.7%
477 Madison Avenue
14th Floor
New York, NY 10022

David M. Barnes            Vice President of Finance            -0-(5)        --
1735 Vestal Way
Coral Springs, FL  33071

Howard Katz                Executive Vice President             -0-(5)        --
300 East 56th Street
New York, NY  10022

Anthony Romano             Vice President                       -0-(5)        --
538 North Street
Milford, CT 06460

All directors and
executive officers as a
group (6 persons)                                    1,567,548(1)(2)(3)(5) 25.4%
____________________
 *    Less than 1%

(1) Includes non-qualified Options to purchase 80,000 shares granted to Mr. Rubin at an exercise price of $3.125 per share, which are fully exercisable.

(2) Does not include options granted under the 1996 Employee Stock Option Plan (options to acquire 450,000 shares to Mr. Rubin and options to acquire 150,000 shares to Mr. McLain), which option plan has not yet been authorized and approved by the Company's stockholders. Such options granted under the 1996 Employee Stock Option Plan were granted on April 25, 1996 at an exercise price of $3.78125 per share, the fair market value of the Common Stock on the date of option grant. Messrs. Rubin and McLain's continuing employment by the Company is governed by the terms of their employment agreements.

(3) Includes (i) options to purchase 195,000 shares of the Company's Common Stock at $3.125 per share and (ii) options to purchase 12,750 shares of the Company's Common Stock at an exercise price of $4.875 granted under the Company's 1991 Stock Option Plan which are fully exercisable.

(4) The General partner of Associated Capital, L.P., a Delaware limited partnership ("Associated"), is A Cap, Inc., a New York corporation
      ("A Cap"). Under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, A Cap may be deemed to be a direct beneficial owner of the shares of Company Common Stock owned by Associated by virtue of its interest in, and control over, Associated. Jay H. Zises, as President of A Cap, has the sole power to vote and to direct the voting of, and to dispose and to direct the disposition of, the shares of the Company's Common Stock deemed to be beneficially owned by A
      Cap. Under Rule 13d-3, Mr. Zises may be deemed to be an indirect beneficial owner of the Company Common Stock owned by Associated.

(5) Does not include options granted under the 1996 Employee Stock Option Plan to Messrs. Barnes (100,000 shares), Katz (150,000 shares) and Romano (150,000 shares) at exercise prices of $5.25, $3.78125 and $5.25, respectively, all of which options are subject to approval and ratification of the 1996 Employee Stock Option Plan by the Company's stockholders. The options issuable to each of Messrs. Barnes, Katz and Romano are exerciseable under certain conditions related to their continued employment with the Company.

                      DIRECTORS, NOMINEES FOR DIRECTOR
                    AND EXECUTIVE OFFICERS OF THE COMPANY

      The following table sets forth information with respect to directors, nominees for directors, executive officers and key employees of the Company as of June 10, 1996. There are no pending legal proceedings to which any director, nominee for director or executive officer of the Company is a party adverse to the Company.



   NAME                       AGE            POSITION
   ----                       ---            --------

   Robert M. Rubin            56         Chairman of the Board of Directors,
                                         Director, Nominee for Director,
                                         President and Chief Executive Officer

   Lawrence E. Kaplan         53         Director and Nominee for Director

   C. Dean McLain             41         Director, Nominee for Director and
                                         Executive Vice President; President
                                         and Chief Executive Officer of Western
                                         Power & Equipment Corp.

   David M. Barnes            53         Vice President of Finance and Chief
                                         Financial Officer

   Howard Katz                54         Executive Vice President

   Anthony Romano             48         Vice President


     ROBERT M. RUBIN. Mr. Rubin has served as the Chairman of the Board of Directors of the Company since May, 1991, and was its Chief Executive Officer from May 1991 to January 1, 1994. Between October, 1990 and January 1, 1994, Mr. Rubin served as the Chairman of the Board and Chief Executive Officer of AUG and its subsidiaries; from January 1, 1994 to January 19, 1996, he served only as Chairman of the Board of AUG and its subsidiaries. From January 19, 1996, Mr. Rubin has served as Chairman of the Board and President and Chief Executive Officer of the Company. Mr. Rubin was the founder, President, Chief Executive Officer and a Director of Superior Care, Inc. ("SCI") from its inception in 1976 until May 1986. Mr. Rubin continued as a director of SCI (now known as Olsten Corporation ("Olsten")) until the latter part of 1987. Olsten, a New York Stock Exchange listed company, is engaged in providing home care and institutional staffing services and health care management services. Mr. Rubin is Chairman of the Board, Chief Executive Officer and a stockholder of ERD Waste Technology, Inc., a diversified waste management public company specializing in the management and disposal of municipal solid waste, industrial and commercial non-hazardous waste and hazardous waste. Mr. Rubin is a former director and Vice Chairman, and currently a minority stockholder, of American Complex Care, Incorporated, a public company formerly engaged in providing on-site health care services, including intra-dermal infusion therapies. In April 1995, American Complex Care, Incorporated's operating subsidiaries made assignments of their assets for the benefit of creditors without resort to bankruptcy proceedings. Mr. Rubin is also Chairman of the Board and a minority stockholder of Universal Self Care, Inc., a public company engaged in the sale of products used by diabetics. Mr. Rubin is also the Chairman of the Board of Western Power & Equipment Corp. ("Western"), a public company engaged in the distribution of construction equipment, principally manufactured by Case Corporation, which is a subsidiary of the Company. The Company owns approximately 56.6% of the outstanding common stock of Western. Mr. Rubin is also a director and a minority stockholder of Response USA, Inc., a public company engaged in the sale and distribution of personal emergency response systems; Diplomat Corporation, a public company engaged in the manufacture and distribution of baby products; Help at Home, Inc., a public company which provides home health care personnel; Arzan International (1991) Ltd.; and Kay Kotts Associates, Inc., a public company engaged in providing tax preparation and assistance services.

     LAWRENCE E. KAPLAN. Mr. Kaplan has served as a director of the Company since February, 1993. Since January, 1987, Mr. Kaplan has been an officer, director and principal stockholder of Gro-Vest Management Consultants, Inc., an investment banking firm located on Long Island, New York. Mr. Kaplan is also a registered representative, officer, director and principal stockholder of G-V Capital, a brokerage firm. He is also a director of Andover Equities, Inc. and PARK Group, both blank check companies which are looking for merger opportunities. He is also an officer and director of Saratoga Standardbreds Inc., a blank check company which is looking for a merger opportunity.

     C. DEAN MCLAIN. Mr. McLain has served as an Executive Vice President of the Company since March 1, 1993, as a director of the Company since March 7, 1994 and President of Western since June 1, 1993. From 1989 to 1993, Mr. McLain served as Manager of Privatization of Case Corporation. From 1985 to 1989, Mr. McLain served as General Manager of Lake State Equipment, a distributor of John Deere construction equipment. Mr. McLain holds a B.S. degree in Business and Economics, and a Master's of Business Administration, from West Texas State University.


     DAVID M. BARNES has been Chief Financial Officer of the Company since May 15, 1996. Mr. Barnes has been a director of Consolidated Stainless,
Inc., a manufacturer and distributor of stainless steel products,  since
June 21, 1994. From April 1990 until July 1990, Mr. Barnes also served as an officer and director of Intelcom Data Systems, Inc., which engages in the design and development of software for the foreign currency exchange and banking industries. From October 1987 until May 1989, Mr. Barnes was Vice President of Finance at U.S. Home Care Corp., a home health care provider. From April 1983 until September 1987, Mr. Barnes was Vice President of Finance and Administration of Lifetime Corporation. From 1975 to 1983, Mr. Barnes was Executive Vice President of Beefsteak Charlies, Inc. Mr. Barnes has served as a Director of Universal Self Care, Inc., a distributor and retailer of products and services principally for diabetics, since May 1991 and he is a director, President and a minority stockholder of American Complex Care, Incorporated, a public company formerly engaged in providing on-site health care services, including intradermal infusion therapies. In April 1995, American Complex Care, Incorporated's operating subsidiaries made assignments of their assets for the benefit of creditors without resort to bankruptcy proceedings.


     HOWARD KATZ has been Executive Vice President of the Company since April 15, 1996. From December 1995 through April 15, 1996, Mr. Katz was a consultant for, and from January 1994 through December 1995 he held various executive positions, including Chief Financial Officer from December 1994 through December 1995, with National Fiber Network (a fiber optics telecommunications company). From January 1991 through December 1993, Mr. Katz was the President of Katlaw Construction Corp., a company that provides general contractor services to foreign embassies and foreign missions located in the United States. Prior to joining Katlaw Construction Corp., Mr. Katz was employed as a management consultant by Coopers and Lybrand, LLP and as a divisional controller for several large public companies.


     ANTHONY ROMANO has been Vice President of the Company since May 15, 1996. From 1993 to May 15, 1996, Mr. Romano served as the President and Chief Executive Officer of EPIC Multimedia Services Inc., a multimedia company that produces computerized designs from print media and World Wide Web pages, as well as interactive sound and video CD-ROMs for children's publications. From 1990 to 1993, Mr. Romano was the President and Chief Executive Officer of Trident Technologies, where he worked jointly with Alcatel Telecommunications Company, a large French conglomerate that together with Trident held a joint patent for a computerized telephone for the deaf - "The Mini-Tel". From 1986 to 1990, Mr. Romano was in charge of the Municipal Finance Division for Pandick Press Corporation, a financial printer.

                        SUMMARY COMPENSATION TABLE

      The following table sets forth the amount of all compensation paid by the Company for services rendered during each of the three (3) Fiscal Years of the Company ended July 31, 1995, 1994 and 1993 to each of the Company's most highly compensated executive officers and key employees whose total compensation exceeded $100,000, and to all executive officers and key employees of the Company as a group.




                                                                        Long-Term Compensation
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
                               Annual Compensation                      Awards                           Payouts
                              -----------------------------------------------------------------------------------
                                                           Other                                                      All Other
                                                           Annual       Restricted                                    Compen-
 Name and Principal                                        Compen-      Stock             Options/       LTIP         sation
 Position             Year     Salary         Bonus        sation       Awards            SARs(#)        Payouts
- ----------------------------------------------------------------------------------------------------------------------------------
 Robert M. Rubin      1995     $168,750       $50,000      $  0         $   0              80,000(4)      $   0        $   0
 Chairman,            1994     $125,000       $69,600      $  0         $   0                0            $   0        $   0
 President, Director  1993     $125,000       $ 5,100      $  0         $   0                0            $   0        $   0
 and acting CFO(1)

 John Shahid          1995     $237,411       $75,000      $  0         $   0             215,000(4)      $   0        $   0
 Former President,    1994     $190,585       $30,000      $  0         $   0                0            $   0        $40,525(2)
 Chief Executive      1993     $142,876       $ 1,580      $  0         $   0                0            $   0        $   0
 Officer and Director

 C. Dean McLain(3)    1995     $170,709       $75,000      $  0         $   0             195,000(4)      $   0        $29,250(5)
 Executive Vice       1994     $141,879       $30,000      $  0         $   0                0            $   0        $62,470(5)
 President and        1993     $ 52,083       $  0         $  0         $   0                0            $   0        $46,000(5)
 Director; President
 of Western

 John M. Palumbo      1995     $102,202       $10,000      $  0         $   0             110,000(4)      $   0        $   0
 Former Chief
 Financial Officer,
 Treasurer,
 Secretary
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------


___________________

(1) On June 15, 1995, Western entered into a separate employment agreement with Robert Rubin. Mr. Rubin's 1995 salary includes $18,750 paid through Western (See "Employment, Incentive Compensation and Termination Agreements").

(2) Pursuant to the terms of Mr. Shahid's Employment Agreement dated as of January 1, 1994, Mr. Shahid was permitted to and did purchase from the Company 10,000 shares of the Company's common stock at a price of $.01 per share on August 1, 1994. On August 1, 1994, the closing price for a share of the Company's common stock as reported by NASDAQ was $4-1/16. The value of the 10,000 shares of common stock held by Mr. Shahid as of July 31, 1995 was $48,750. Mr. Shahid resigned as President,

      CEO and a director of the Company effective January 19, 1996 in connection with the sale of the Company's Manufacturing Business to subsidiaries of Hutchinson Corporation.

(3) Mr. McLain joined the Company in March 1993. Effective as of August 1, 1995, Mr. McLain's employment agreement with the Company was terminated and he entered into an amended employment agreement with Western Power & Equipment Corp. (See "Employment, Incentive Compensation and Termination Agreements").

(4) On May 5, 1995 the Board of Directors canceled the named person's outstanding stock options to acquire an equal number of shares and issued new stock options at the then current market price of $3.125.

(5) Pursuant to the terms of Mr. McLain's Employment Agreement, dated February 12, 1993, during the Fiscal Year 1993 Mr. Mclain received $38,095 from the Company as reimbursement for certain expenses that he incurred in connection with his move to Washington State, and the sale of his former residence, in order to permit his assuming his employment duties on behalf of the Company. In addition, under the terms of his Employment Agreement on March 1, 1993, July 31, 1994, and August 1, 1995 Mr. McLain was permitted to and did purchase from the Company 8,000, 6,000, and 6,000 shares of the Company's common stock, respectively, at a price of $.01 per share. On March 1, 1993, August 1, 1994, and on August 1, 1995, the closing prices for a share of the Company's common stock as reported by NASDAQ was $5-3/4, $4-1/16 and $4 7/8, respectively. The value of the 20,000 shares of common stock held by Mr. McLain as of July 31, 1995 was $97,500.

STOCK OPTION PLANS

                     OPTION GRANTS IN 1995 FISCAL YEAR




                                                                                                Realizable
                                                                                               Value at
                                                                                                Assumed Annual
                                                                                               Rates of Stock
                                                                                               Price
                                                                                                Appreciation
                                 Individual Grants                                             for Option Term
- --------------------------------------------------------------------------------------------------------------------------------
           (a)                  (b)                (c)              (d)            (e)            (f)                 (g)

                                               % of Total
                                              Options/SARs        Exercise
                             Options/SA        Granted to          of Base
                             Rs Granted       Employees in         Price       Expiration
           Name                  (#)           Fiscal Year         ($/Sh)         Date           5% ($)              10%($)
           ----                -------         -----------         ------        ------          ------              ------
 Robert Rubin              80,000                  10%          $3.125           6/5/00      $69,070                $152,720

 John Shahid              215,000                  28%          $3.125           6/5/00      $185,625               $410,516

 C. Dean McLain           195,000                  25%          $3.125           6/5/00      $168,189               $372,255
                           12,750                   2%          $4.875           6/5/00      $ 17,155               $ 37,977

 John M. Palumbo          110,000                  16%          $3.125           6/5/00      $107,166               $237,240




                                                     Aggregated Option Exercised
                                                   In Last fiscal Year and Fiscal
                                                       Year-End Option Values
- --------------------------------------------------------------------------------------------------------------------------------
           (a)                       (b)                  (c)                      (d)                             (e)



                                                                       Number of Unexercised        Value of Unexercised In-
                                                                       Options at Fiscal Year-        the-Money Options at
                             Shares Acquired on     Value Realized              End                     Fiscal Year-End
          Name                  Exercise (#)              ($)                   (#)                            ($)
          ----                  ------------             -----              -----------                     ---------
                                                                            Exercisable/                    Exercisable/
                                                                           Unexercisable                   Unexercisable

 Robert Rubin             -0-                       -0-             80,000 (exercisable)             $140,000 (exercisable)
 John Shahid              -0-                       -0-             226,546 (exercisable)            $413,717 (exercisable)

 C. Dean McLain           -0-                       -0-             207,500 (exercisable)            $363,125 (exercisable)
 John M. Palumbo          -0-                       -0-             125,789 (exercisable)            $222,432 (Exercisable)


EMPLOYMENT, INCENTIVE COMPENSATION AND TERMINATION AGREEMENTS

     In November 1994, Robert M. Rubin entered into a three-year employment and bonus compensation agreement with the Company, retroactive to August 1, 1994. Under the terms of that agreement, Mr. Rubin serves as Chairman of the Board of the Company and its subsidiaries through and including July 31, 1997. Mr. Rubin receives an annual base salary of $150,000 per annum. Such base salary shall be increased by $10,000 for the fiscal year ending July 31, 1996 and by $15,000 for the fiscal year ending July 31, 1997. In addition, Mr. Rubin is entitled to a guaranteed bonus of $50,000 plus an additional annual incentive bonus payment equal to (i) $5,000 for each $.01 increase in net earnings per share above $.55 per share for the fiscal year ending July 31, 1995, (ii) $5,000 for each $.01 increase in net earnings per share above $.60 per share for the fiscal year ending July 31, 1996 and (iii) $5,000 for each $.01 increase in net earnings per share above $.65 per share for the fiscal year ending July 31, 1997.

     Upon completion of Western's initial public offering, Mr. Rubin's employment agreement with the Company was amended to (i) eliminate his guaranteed annual bonus, and (ii) limit his annual incentive bonus to $50,000 per annum for each of fiscal years ended July 31, 1996 and 1997, and made it payable only in the event that the consolidated net income of the Company, excluding the net income of Western, shall exceed $1,500,000 in each of such fiscal years.

     Following the amendment of his employment agreement with the Company, Western entered into a separate employment agreement with Mr. Rubin, effective June 14, 1995 and expiring July 31, 1998. Pursuant to such agreement, Mr. Rubin serves as Chairman of the Board of Western and shall receive an annual base salary of $150,000, payable at the rate of $12,500 per month from the effective date of such agreement. In addition to his base annual salary, Mr. Rubin shall be entitled to receive an annual bonus equal to $50,000 per annum, payable only in the event that the "consolidated pre-tax income" of Western (as defined) shall be in EXCESS of $3,000,000 for the fiscal year ending July 31, 1996, $3,500,000 for the fiscal year ending July 31, 1997, and $4,000,000 for the fiscal year ending July 31, 1998, respectively. Under the terms of his employment agreement with Western, Mr. Rubin is only obligated to devote a portion of his business and professional time to Western (estimated at approximately 20%). The term "consolidated pre-tax income" is defined as consolidated net income of the Company and any subsidiaries of Western subsequently created or acquired, before income taxes and gains or losses from disposition or purchases of assets or other extraordinary items.


     The Company has entered into an Amended and Restated Employment
Agreement with Mr. Rubin, dated as of June 3, 1996, to extend the term of Mr. Rubin's employment through July 31, 2001 (the "Restated Agreement"). The Restated Agreement provides for a base salary payable to Mr. Rubin of $175,000 for the fiscal year ending July 31, 1997, $200,000 for the fiscal year ending July 31, 1998, $225,000 for the fiscal year ending July 31, 1999, and a base salary for the fiscal years ending July 31, 2000 and July 31, 2001 as determined by the Compensation Committee of the Company's Board of Directors and ratified by a majority of the entire Board of Directors of the Company (other than the employee). The base salary in each of the fiscal years ending July 31, 2000 and 2001 will not be less than the annual base salary in effect in the immediately preceding fiscal year, plus an amount equal to the increase in the annual cost of living as published by the Bureau of Labor Statistics of the United States Department of Labor for wage earners in the New York metropolitan area measured over the course of the immediately preceding fiscal year. The Restated Agreement also provides for incentive bonuses to be paid to Mr. Rubin of (i) $75,000 on November 1, 1997, if the net income of the Company, including all of its consolidated subsidiaries other than Western Power & Equipment Corp., as determined by the Company's independent auditors using generally accepted accounting principles, consistently applied (the "Corporations' Net Income"), is greater than or equal to $2,000,000 for the fiscal year ended July 31, 1997; (ii) $100,000 on November 1, 1998 if the Corporations' Net Income is greater than or equal to $2,500,000 for the fiscal year ended July 31, 1998; and (iii) $125,000 on November 1, 1999 if the Corporations' Net Income is greater than or equal to $3,000,000 for the fiscal year ended July 31, 1999. Incentive compensation for each of the fiscal years ending July 31, 2000 and July 31, 2001 shall be as determined by the Compensation Committee of the Company's Board of Directors and ratified by a majority of the entire Board of Directors of the Company (other than the employee).


     John Shahid served as President and Chief Executive Officer of the Company, AUG California, Inc. and each of its American United Products, Inc. and American United Seal, Inc. operating subsidiaries, pursuant to the terms of an Employment Agreement, dated as of January 1, 1994, which was to terminate on December 31, 1998. Under that Employment Agreement, Mr. Shahid received a base salary starting at $190,000 per year, which was to escalate to as high as $265,000 per year during the last year of such agreement. His Employment Agreement provided for payment of bonuses and for such other fringe benefits as are paid to other executive officers of the Company. Such fringe benefits took the form of medical coverage, excess life insurance benefits and an automobile allowance. Mr. Shahid's Employment Agreement also provided for (i) bonus payments (the "Bonus") based on the Company achieving prescribed levels of pre-tax profits (commencing at a maximum of $30,000 bonus for the fiscal year 1994 and rising to a maximum of $110,000 bonus for fiscal year 1998); (ii) the granting of options to acquire 12,500 shares of Company's Common Stock at fair market value on the date of grant under the Company's 1991 Stock Option Plan, with respect to each fiscal year of the Employment Agreement in which the maximum Bonus is paid, and (iii) the sale to Mr. Shahid of shares of Company Common Stock (ranging in amounts from 10,000 shares to 15,000 shares) at $.01 per share, with respect to each year in which the Company achieved prescribed levels of pre-tax profits.

      On January 19, 1996, as a result of the Hutchinson Transaction, Mr. Shahid and the Company entered into a Termination Agreement whereby Mr. Shahid resigned as an officer and director of the Company and each of its subsidiaries in consideration for the payment of an aggregate of $815,833.33, representing salary payments under his Employment Agreement though December 31, 1998, as well as a bonus payment for fiscal year 1996 in the amount of $90,000. The Termination Agreement also provides that the Company shall retain Mr. Shahid as a consultant for a period of three (3) years, commencing April 1, 1996, for which consulting services he will be paid an aggregate of $200,000 in equal quarterly installments.

     Prior to the Western 1995 initial public offering, C. Dean McLain served as President and Chief Executive Office of Western and Executive Vice President of the Company pursuant to the terms of an employment agreement with the Company effective March 1, 1993, which was to terminate on July 31, 1998. Pursuant to his employment agreement, in fiscal year 1995 Mr. McLain received a base salary of $148,837 and the maximum $75,000 bonus provided for in such fiscal year.
Such agreement entitled Mr. McLain to scheduled increases in his base salary up to $172,300 per year during the fiscal year ending July 31, 1998. The terms of such employment agreement also provided for the issuance to Mr. McLain of an aggregate of 20,000 shares of the Company's Common Stock at $.01 per share. In addition, Mr. McLain received options to acquire an aggregate of 45,000 shares of the Company's Common Stock at fair market value ($4.75 per share) on the date of grant under the Company's 1991 Stock Option Plan, and additional options under the Company's 1991 Stock Option Plan to purchase 150,000 shares of Company Common Stock at fair market value ($5.50 per share) on the date of grant. These options have since been repriced to $3.125 per share.

     Effective as of August 1, 1995, Mr. McLain's employment agreement with the Company was terminated and he entered into an amended employment agreement with Western, expiring July 31, 2005. Pursuant to such agreement, Mr. McLain serves as President and Chief Executive Officer of Western and will receive an annual base salary, payable monthly, of $250,000 through the end of fiscal 1996, $265,000 per annum in fiscal 1997, $280,000 per annum in fiscal 1998, $290,000 per annum in fiscal 1999, and $300,000 per annum in fiscal 2000. For each of the fiscal years ending 2001, 2002, 2003, 2004 and 2005, inclusive, Mr. McLain's base salary shall be determined by the Compensation Committee of Western and ratified by the full Board of Directors of Western. In each of the five fiscal years from 2001 through 2005, such base salary shall not be less than the annual base salary in effect in the immediately preceding fiscal year plus a cost of living adjustment. In addition, Mr. McLain will be entitled to receive bonus payments in each of the five fiscal years ending 1996 through 2000, inclusive, equal to 5% of such fiscal year consolidated pre-tax income of Western in excess of $1,750,000 in each such fiscal year (the "Incentive Bonus"); provided, that the maximum amount of the Incentive Bonus payable by Western to Mr. McLain shall not exceed $150,000 in any such fiscal year, without regard to the amount by which the Company's consolidated pre-tax income shall exceed $1,750,000 in each of such fiscal years. For each of the fiscal years ending 2001 through 2005, Mr. McLain's incentive bonus shall be determined by the Compensation Committee of Western's Board of Directors and ratified by Western's full Board of Directors. The maximum annual incentive bonus which Mr. McLain shall be entitled to receive under his Employment Agreement shall not be less than $150,000. As used in Mr. McLain's Employment Agreement, the term "consolidated pre-tax income" is defined as consolidated net income of Western and any subsidiaries of Western subsequently created or acquired, before the Incentive Bonus, income taxes and gains or losses from disposition or purchases of assets or other extraordinary items.

     Under the terms of his amended employment agreement, the 150,000 stock options, exercisable at $6.50 per share, awarded to Mr. McLain under Western's 1995 Stock Option Plan in March 1995, were canceled and on August 1, 1995 Mr. McLain was granted options to purchase 300,000 shares of Western common stock at $6.00 per share, the closing sale price of the Company's common stock on August 1, 1995. As the number of shares underlying Western's 1995 Stock Option Plan was at that time insufficient for the full granting of such options, the options to purchase 300,000 shares were granted on August 19, 1995 subject to stockholder approval of the amendment of the 1995 Stock Option Plan (the "Plan"), which was approved by the stockholders of Western on December 6, 1995. Such amendment to the Plan added 550,000 shares of Common Stock to be available for option grants under the Plan. The granting of all stock to Mr. McLain pursuant to his amended employment agreement was ratified at Western's 1995 Annual Meeting. The Western options granted to Mr. McLain were repriced to $4.50 per share in December 1995.

    In the event that Western does not meet the accumulated consolidated pre-tax income levels described above, Mr. McLain shall still be entitled to options to purchase the 125,000 Western shares should the accumulated consolidated pre-tax income of Western for the five fiscal years ending 1996 through 2000 equal or exceed $16,000,000. In the event such additional incentive stock options become available to him, Mr. McLain may exercise such options beginning August 1, 1996 and ending July 31, 2005 at $4.50 per share. Mr. McLain's employment agreement also provides for fringe benefits as are customary for senior executive officers in the industry in which the Company operates, including medical coverage, excess life insurance benefits and use of an automobile supplied by the Company.


    The Company hired Howard Katz as Executive Vice President effective April 15, 1996. Mr. Katz currently receives a base salary of $60,000 per annum, payable monthly, until July 31, 1996, at which point the Company's Board of Directors will review Mr. Katz's compensation arrangements. Mr. Katz does not have an employment agreement with the Company.

    The Company hired David M. Barnes as its Chief Financial Officer effective May 15, 1996. Mr. Barnes receives a base salary of $120,000 per annum, payable bi-monthly. Mr. Barnes does not have an employment agreement with the Company.





     The Company entered into an employment agreement with Anthony Romano effective May 15, 1996 and expiring July 31, 1997, pursuant to which Mr. Romano will serve as a Vice President of the Company and the President of Debitel Communications Inc., a newly-formed subsidiary of the Company that plans to develop and operate a central telecommunications network. Under such agreement, Mr. Romano will receive a base salary of $125,000 through the fiscal year ending July 31, 1997.




     Mr. Romano's employment Agreement also provides for an incentive bonus to be paid of $25,000 for the fiscal year ending July 31, 1997, based upon specified pre-tax income targets being achieved by Debitel Communications. Under the terms of his employment agreement Mr. Romano received options to acquire 150,000 shares of Company Common Stock at $5.25 per share, the fair market value of such shares on the effective date of the agreement, under the Company's 1996 Employee Stock Option Plan. See Proposal V with respect to adoption and authorization of the 1996 Employee Stock Option Plan by stockholders at the Annual Meeting. If the Employee Stock Option Plan is approved by Company stockholders, Mr. Romano's options will vest one-third on the effective date of his employment agreement, and one-third on each of July 31, 1997 and July 31, 1998. Notwithstanding the vesting of such options, the two-thirds of the options that vest on July 31, 1997 and July 31, 1998 are not exercisable if Debitel Communications fails to achieve specified pre-tax earnings targets.




     The Company entered into an employment agreement with Robert Marcus ("Marcus"), dated as of May 15, 1996, pursuant to which Marcus was hired for the period expiring July 31, 1999 to be the President and Chief Executive Officer of ConnectSoft following acquisition of such corporation. See
"Recent Developments." As compensation for his services, Marcus will receive a base salary of $125,000 per annum, and normal fringe benefits available to other employees. The Company also entered into a stock option agreement with Marcus pursuant to which he was granted a five-year option to acquire up to 100,000 shares of Company Common Stock at an exercise price of $5.25 per share, the fair market value of a share of Common Stock on the date of option grant. Under the terms of the Marcus option, the option vests 25% in July 1996, and 25% in each successive July through July 1999.



     By agreement dated August 10, 1995, the Company agreed to pay severance to certain specified employees, including John Palumbo (its former Chief Financial Officer), in the event that such persons' employment by the successor to the Company's Manufacturing Business was terminated prior to the first anniversary of the closing date of the sale of the Manufacturing Business. Such severance payment shall be equal to any terminated employee's salary, at the level last paid by the Company for the 12 months succeeding the closing date, minus any severance received from the successor company. Mr. Palumbo has informed the Company that his employment by such successor, Hutchinson, was terminated effective March 15, 1996, and that his severance compensation from Hutchinson would terminate on April 19, 1996. As a result, Mr. Palumbo is entitled to receive approximately $66,000 in severance compensation, plus the availability of certain benefits from the Company, through January 19, 1997 under the Company's severance program. To date, Mr. Palumbo is the only person taking advantage of the Company's severance program.

TEN YEAR OPTION REPRICING

      The following table sets forth the information noted for all repricing of options held by an executive officer of the Company in the last 10 complete fiscal years.




                                              Number of
                                              Securities
                                              Underlying     Market Price
                                               Options        of Stock at    Exercise Price     New       Length of Original
                                             Repriced or       Time of        at Time of      Exercise   Option Term Remaining
         Name                 Date            Amended (1)     Pricing(2)      Repricing        Price      at Date of Repricing
         ----                 ----            -----------     ----------      ---------        -----      --------------------
  Robert M. Rubin         April 5, 1995              80,000     $3.125          $4.75          $3.125             4 Years
  President,
  Chief Executive
  Officer and
  Chairman

 John Shahid              April 5, 1995             150,000     $3.125          $5.00          $3.125        2 Years, 7 Months
  Former President                                   65,000     $3.125          $4.75          $3.125             4 Years
  and Chief
  Executive Officer

 C. Dean McLain           April 5, 1995              45,000     $3.125          $4.75          $3.125             4 Years
  Executive Vice                                    150,000     $3.125          $5.50          $3.125        2 Years, 11 Months
  President

 John M. Palumbo          April 5, 1995              14,250     $3.125          $4.21          $3.125         1 Year, 1 Month
  Former Treasurer,                                  75,000     $3.125          $5.00          $3.125        2 Years, 7 Months
  Secretary and                                      35,000     $3.125          $4.75          $3.125             4 Years
  Chief Financial
  Officer


________________

      The members of the Compensation Committee of the Board of Directors at the time of such repricing of options were the following:

      Robert M. Rubin         Lawrence E. Kaplan      Ralph T. Beers

      In December 1995, the Company amended each of its employee stock option plans in anticipation of the consummation of the Hutchinson Transaction. Under the old terms of the plans, all options granted to employees would have terminated within ninety days of such employees' termination of employment with the

Company or any of its subsidiaries. As a majority of the Company's employees, other than those of Western, were to be terminated upon the consummation of the Hutchinson Transaction, the Company felt that it was in its best interests to amend the Plans in order to extend the expiration dates of these options and to allow for such options to immediately vest in full upon the consummation of the Hutchinson Transaction. All of the options granted under the Plans shall be exercisable until January 19, 1998. At such time, the options held by individuals no longer employed by the Company or its subsidiaries shall immediately terminate. Options which continue to be held by Company employees shall revert back to their old vesting terms and original expiration dates. One effect of these amendments is to change the federal income tax treatment of incentive options held by non-employees of the Company. Upon exercise, these options shall be treated as non-qualified stock options for federal income tax purposes.

      As a result of such option exercise period extension, the Company incurred additional compensation expense for the fiscal year ended July 31, 1995 in the amount of $332,293. Such amount is equal to the product of the number of options whose exercise periods were extended and the aggregate difference between the exercise price of each extended option and the market price for a share of Company Common Stock on January 19, 1996 (the closing day of the Hutchinson Transaction, the day that the option extension became effective).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended July 31, 1995, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") did not meet. During this time the Company's Board of Directors decided all compensation matters relating to the Company's executive officers. Mr. Rubin's annual compensation identified in the Summary Compensation Table was provided for under his employment agreements entered into in July 1991, and August 1994, which were approved by the Company's Board of Directors. In June 1995, following completion of Western's initial public offering, Mr. Rubin's 1994 employment agreement with the Company was amended to (i) eliminate his guaranteed annual bonus, and (ii) limit his annual incentive bonus to $50,000 per annum for each of fiscal years ended July 31, 1996 and 1997, and payable only in the event that the consolidated net income of the Company, excluding the net income of Western, shall exceed $1,500,000 in each of such fiscal years. Mr. Rubin also entered into a separate employment agreement with Western. Mr. Shahid's annual compensation was provided for under his employment contracts which were entered into in January, 1991 and as of January 1, 1994, and which were approved by votes of the Company's Board of Directors. (See, "Employment, Incentive Compensation and Termination Agreements.") Mr. McLain's annual compensation was provided for under his employment agreement dated February 12, 1993, which was approved by vote of the Company's Board of Directors. Effective as of August 1, 1995, Mr. McLain's employment agreement with the Company was terminated and he entered into an amended employment agreement with Western (See "Employment, Incentive Compensation and Termination Agreements").

      During the last fiscal year, other than Messrs. Rubin, Shahid and McLain, who were then officers of the Company and members of the Board of Directors, no officers or employees of the Company or any subsidiary participated in the Board's compensation decisions.

      Of the Compensation Committee members, only Mr. Rubin was at any time an officer or employee of the Company or any of its subsidiaries. While Mr. Rubin serves on the Compensation Committees of the Boards of Directors of other publicly held corporations, no executive officers or directors of such companies serve on the Company's Compensation Committee. The Company's Audit, Compensation and Stock Option Committees are comprised of Messrs. Rubin and Kaplan.

      No director of the Company receives any directors fees for attendance at Board meetings, although they do receive reimbursement for actual expenses of such attendance.

      In October 1991, Mr. Rubin agreed to waive rights inherent in his ownership of the Company's Series A Preferred Stock to designate a majority of the members of the Company's Board of Directors and to use his best efforts to cause the Company to amend its Certificate of Incorporation so as to eliminate all rights of Mr. Rubin or any other holder of the Series A Preferred Stock to designate a majority of the members of the Board of Directors. In partial consideration for his agreement to waive and modify such rights and privileges, the Company issued to Mr. Rubin for $200,000 ($2.63 per share) an aggregate of 76,000 additional shares of Company Common Stock. Mr. Rubin paid for such shares by delivering to the Company his full recourse 10% promissory note, which note is secured by collateral other than the shares acquired (certain marketable securities in corporations other than the Company) which has a fair market value in excess of $200,000. This note was payable over five years, commencing March 31, 1992, together with accrued interest, in twenty equal quarterly principal installments of $10,000 each. In March 1993, the Company agreed to amend Mr. Rubin's note to be payable in a single payment 36 months from the date of issuance at 8% interest per annum. In connection with such amendment, Mr. Rubin agreed to apply no less than 50% of any bonus received by him against the outstanding principal of the installment note. In addition, Mr. Rubin incurs certain expenses on behalf of the Company which are continuously charged against the outstanding balance of this note. The highest amount outstanding during the year ended July 31, 1995 was $257,680. The balance of this note as of December 31, 1995 was approximately $165,000.

      To assist the Company in capitalizing Western and to provide it with ongoing working capital, in November 1992 Mr. Rubin, advanced to the Company the sum of $1,375,000 as a subordinated loan (the "Rubin Western Loan"), which was funded together with related subordinated loans made to the Company by Messrs. Lawrence Kaplan (who became a director of the Company in March 1993), Stanley Kaplan, Edmond O'Donnell and Lawrence Fleischman (collectively, the "Gro-Vest Investors"). Such loans, aggregating $1,900,000 (of which amount Mr. Lawrence Kaplan advanced $131,250) were evidenced by Company notes payable on August 15, 1994 and bearing interest, payable monthly, at the Citibank, N.A. prime rate, plus 1%. The loans were identical in all respects except that the loan made by Mr. Rubin could not be prepaid until the loans made by the Gro-Vest investors were repaid in full. All such loans were made fully subject and subordinate to all bank and other related secured indebtedness of the Company and its subsidiaries.

      In consideration of his personal guaranty of a portion of the Company's overadvance loan by its commercial lender made in connection with the acquisition of Western, his $1,375,000 loan to the Company in order to capitalize Western and the payment of $.01 per share to the Company (an aggregate of $1,250), the Company's Board of Directors authorized the issuance of 125,000 shares of Company Common Stock to Mr. Rubin on November 19, 1992.
Mr. Rubin agreed that, except in connection with a merger or sale of the Company as a whole, he will not sell or otherwise transfer any of the 125,000 shares for a minimum of four years from their date of issuance. The closing price of the Company's Common Stock on The Nasdaq National Market was $4.94 per share on November 19, 1992.

      On consummation of the Company's public offering of 800,000 Units of common stock and redeemable warrants in February 1994, Mr. Rubin exchanged all of his 1,200,000 shares of Series A Preferred Stock (which he purchased for $1,200,000 in September 1990) and the Company note evidencing the Rubin Western Loan, for the Company's 9.56% $2,575,000 unsecured note, payable monthly as to interest and due as to principal on November 30, 1995. Such note was fully subject and subordinated to all indebtedness for money borrowed by the Company and its direct and indirect subsidiaries, including indebtedness to its institutional lenders and to Case. The note was retired in June 1995, with $1,375,000 from the proceeds of the Western initial public offering.

      In consideration of his advancing a portion of the Gro-Vest loans, the Company issued 8,750 shares of Common Stock to Lawrence Kaplan. In addition, Mr. Kaplan received 52,500 shares of Company Common Stock in consideration for assistance in negotiating the Case transaction and the exchange of his shares of Western common stock. Upon completion of the Company's February 1994 public offering of Units, the Company's $525,000 of indebtedness to the Gro-Vest Investors (including $131,250 owed to Lawrence Kaplan, a member of the Company's Board of Directors) was retired.

      On January 26, 1994, the Company entered into a month-to-month public relations consulting agreement with Gro-Vest Management Consultants, Inc. ("Gro-Vest Consultants"), a company one of whose principal stockholders, directors and officers is Lawrence Kaplan. Commencing on March 1, 1994, the Company became obligated to pay $3,000 per month to Gro-Vest Consultants for its services under such agreement, subject to termination of the agreement on 30 days' notice provided by either party thereto. An aggregate of $36,000 was paid to Gro-Vest Consultants in the 1995 calendar year.

      In December 1994, Western guaranteed payment to Associates Commercial Corporation ("Associates)", one of Western's commercial lenders, of $158,000 of indebtedness incurred by Environmental Resources & Development Corporation, then a privately owned company ("ERD"). Such indebtedness represented the portion of the $190,000 purchase price of an item of equipment purchased by ERD from Western which was financed by Associates. Robert M. Rubin, the Company's Chairman of the Board and principal stockholder is also a principal stockholder of ERD. Mr. Rubin has agreed to indemnify the Western from any liability it may incur in connection with its guaranty of the ERD obligation to Associates. ERD's indebtedness to Associates has been repaid in full.



      On February 9, 1996, the Company loaned an aggregate of $450,000 to Diplomat Corporation ("Diplomat") in connection with Diplomat's acquisition of BioBottoms, Inc. Diplomat is a public company of which Robert Rubin serves as a director. Before the BioBottoms transaction, Mr. Rubin held approximately 22% of Diplomat's outstanding capital stock. Such loan (i) bears interest at the prime rate of CoreStates Bank, N.A. plus 2% and is payable monthly, (ii) is subordinated to a $2,000,0000 revolving credit loan agreement between Diplomat and Congress Financial Corporation, (iii) is payable in full on or before May 4, 1996 and (iv) is secured by a second priority lien in all of the assets of Diplomat and its wholly-owned subsidiary, BioBottoms, Inc. The loan was repaid in full in May 1996. In addition to repayment of principal and its receipt of accrued interest, the Company received a facilities fee of $40,000.


Simultaneous with the Company's Diplomat transaction, in consideration for making a loan to Diplomat and committing to make a stand-by financing commitment, Mr. Rubin received shares of Diplomat Convertible Preferred Stock which are convertible into 1,000,000 shares of Diplomat Common Stock. His holdings of Diplomat Preferred Stock make Mr. Rubin the beneficial owner of approximately 46% of Diplomat Common Stock.




      Pursuant to an Agreement, dated May 30, 1996 (the "ERD Agreement") between the Company and ERD Waste Corp.("ERD"), the Company agreed to provide certain financial accommodations to ERD by making available a $4.4 million standby letter of credit expiring May 31, 1997 issued by Citibank, N.A. in favor of Chemical Bank (the "Letter of Credit") on behalf of ERD. Chemical Bank is the principal lender to ERD and its subsidiaries, and upon issuance of the Letter of Credit Chemical Bank made available $4.4 million of additional funding to ERD under ERD's existing lending facility. The funding was used to refinance certain outstanding indebtedness of Environmental Services of America, Inc. ("ENSA"), a wholly-owned subsidiary of ERD. Robert M. Rubin, the Chairman, Chief Executive Officer, Chief Financial Officer, a director and a principal stockholder of the Company is also the Chairman, Chief
Executive Officer, a director and a principal stockholder of ERD. Under the terms of a separate Indemnity Agreement, Mr. Rubin has agreed to indemnify the Company for any losses or liabilities that it may incur in connection with its having provided the Letter of Credit financial accommodation on behalf of ERD.

      In consideration for making the Letter of Credit available, in addition to repayment by ERD of all amounts drawn under the Letter of Credit and the grant of a security interest in all machinery and equipment of ENSA to secure such repayment, ERD agreed (i) to pay to the Company all of the Company's fees, costs and expenses payable to Citibank and others in connection with making the Letter of Credit available, as well as the amount of all interest paid by the Company on drawings under the Letter of Credit prior to their repayment by ERD and (ii) to issue to the Company an aggregate of 100,000 shares of ERD common stock (the "ERD Shares"). Shares of RED Common Stock trade on the NASDAQ National Market and, at the time of closing of the transaction the 100,000 ERD Shares had a market value of $925,000.

      Under the terms of the ERD Agreement, the parties agreed to engage a mutually acceptable investment banking firm to advise the Board of Directors of each of the Company and ERD in writing, as soon as practicable, as to:
(i) whether or not the contemplated issuance of the ERD Shares represents
BOTH (A) fair and adequate consideration to the Company considering the financial risks being taken by the Company and (B) a reasonable payment of consideration by ERD for the financial accommodations provided; (ii) whether a different number of common shares of ERD (whether more or less than 100,000 shares) would be more appropriate under the circumstances to meet both of the tests described above; or (iii) whether a form of consideration, other than the ERD Shares would be more appropriate under the circumstances to meet both of the tests described above. The ERD Agreement further provides that the opinion and recommendation of the investment banking firm as to the appropriate number of ERD Shares or other form of compensation in lieu of ERD Shares shall be final and binding on all parties to the ERD Agreement.


     As of August 20, 1996, the directors and executive officers listed below hold outstanding stock options granted under the Company's 1996 Employee Stock Option Plan, adopted on April 25, 1996, to acquire shares of Company Common Stock. Options were granted on April 25, 1996 to Robert M. Rubin, C. Dean McLain and Howard Katz at an exercise price of $3.78125 per share, and were granted on May 15, 1996 to David M. Barnes and Anthony Romano at an exercise price of $5.25 per share. In each case, the exercise price of the option was the fair market value of the Common Stock on the date of option grant, as follows:

Robert Rubin                                                     450,000 shares
C. Dean McClain                                                  150,000 shares
David M. Barnes                                                  100,000 shares
Howard Katz                                                      150,000 shares
Anthony Romano                                                   150,000 shares

All current executive officers and directors of the Company    1,000,000 shares
as a group

Based on the July 10, 1996 market value of the shares of Company Common Stock underlying such options, the aggregate value of such unexercised in-the-money options issued under such option plan (including unexercisable options) to the named persons would be $4,706,406.

      The options granted to each of Messrs. Rubin and McLain are immediately exercisable. The options granted to each of Messrs. Barnes, Katz and Romano vest immediately as to 33 1/3% and as to 33 1/3% at the end of each of fiscal years ending July 1997 and 1998, subject to their continued employment with the Company. In addition, exercise of the options granted to Mr. Romano is also subject to the achievement of certian specified operating income by the subsidiary that he will manage.


     In June 1996, the Company agreed to loan to Mr. Rubin up to $1,200,000, at an interest rate equal to one percent above the fluctuating Prime Rate offered by Citibank, N.A. All borrowings under the loan are repayable on a demand basis, when and if requested by the Company, but in no event later than January 31, 1998. Mr. Rubin's indebtedness will be secured by his pledge of 150,000 shares of Company Common Stock and his collateral assignment of all payments to him under the terms of his seven-year Consulting Agreement with Hutchinson, which aggregate $1,000,000.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Board of Directors of the Company has decided that the best way to attract and retain highly capable employees on a basis that will encourage them to perform at increasing levels of effectiveness and to use their best efforts to promote the growth and profitability of the

Company and its subsidiaries, is to enter into employment agreements with its senior executive officers. During the fiscal year ended July 31, 1995, Messrs. Rubin, Shahid and McLain were all under contract with the Company. This had enabled the Board to concentrate on the negotiation of particular employment contracts rather than on the formulation of more general compensation policies for all management and other personnel. Upon the effective date of the initial public offering of Western, Mr. McLain's Employment Agreement was terminated. Mr. Shahid's Employment Agreement was terminated upon consummation of the Hutchinson Transaction. See, "Employment, Incentive Compensation and Termination Agreements" above. The Company believes that its compensation levels as to all of its employees were comparable to industry standards. As of January 19, 1996, Mr. Rubin is the Company's only senior executive officer which is employed under a contract approved by the full Board of Directors. The Company's Compensation Committee has not had to determine the compensation of senior executive officers, and will not do so until Mr. Rubin's employment contract expires or additional senior executive officers are engaged by the Company. See "Employment, Incentive Compensation and Termination Agreements".

      In setting levels of compensation under such employment contracts, including that of Mr. Shahid as President and Chief Executive Officer, and in approving management's compensation of all other Company employees, the Board of Directors evaluates the Company's overall profitability, the contribution of particular individuals to Company performance and industry compensation standards. A significant percentage of the compensation paid to each of Messrs. Shahid, McLain and Rubin in the past under their respective employment agreements was tied to the Company's achievement of prescribed levels of pre-tax income by either the Company itself (in the case of Messrs. Shahid and Rubin) or Western alone (in the case of Mr. McLain). See, "Employment, Incentive Compensation and Termination Agreements," above. The members of the Company's Board of Directors are Messrs. Robert M. Rubin, C. Dean McLain and Lawrence E. Kaplan.

      Robert M. Rubin         Lawrence E. Kaplan      C. Dean McLain

PERFORMANCE GRAPH

      The following performance graph compares the yearly percentage change in the Company's cumulative total shareholder return on its common stock since 1991 as compared to the NASDAQ National Market as a whole and as compared to a peer group of similar industries all of whom which have been publicly held since 1991 (the "Peer Group").




                    COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                      AMONG AMERICAN UNITED GLOBAL, INC.,
                  NASDAQ MARKET INDEX AND PEER GROUP INDEX




- -------------------------------FISCAL YEAR ENDING------------------------------

COMPANY                           1991      1992      1993      1994      1995

AMERICAN UNITED GLOBAL           100.00     81.85    113.54     85.82    102.98
PEER GROUP                       100.00     94.98    118.31    141.52    167.39
BROAD MARKET                     100.00     96.53    119.90    130.84    160.33

As shown in the above performance graph, a $100 investment in the Company made in the fiscal year ended July 31, 1991 was worth $81.85 at July 31, 1992, as compared to $94.98 in a comparable Peer Group investment, and as compared to $96.53 in a comparable Nasdaq Broad market investment. The same investment was worth $113.54 at July 31, 1993, as compared to $118.31 in a comparable Peer Group investment, and as compared to $119.90 in a comparable Nasdaq Broad market investment. Such investment was worth $85.82 at July 31, 1994, as compared to $141.52 in a comparable Peer Group investment, and as compared to $130.84 in a comparable Nasdaq Broad market investment. Such investment was worth $102.98 at July 31, 1995, as compared to $167.39 in a comparable Peer Group investment, and as compared to $160.33 in a comparable Nasdaq Broad market investment.

      The Peer Group is comprised of the following securities:

AEP Industries Inc.        Cascade CP               Plymouth Rubber CL A
AG-Bag International Ltd.  Case CP                  Plymouth Rubber CL B
Alamo Group Inc.           Caterpillar Inc.         Portage Industries Inc.
Allied Products CP         CMI CP                   Raymond CP
Alpine Group Inc.          Deere & Co.              Rexene CP
American Biltrite Inc.     Essef CP                 Rexworks Inc.
American Filtrona CP       First Brands CP          Rubbermaid Inc.
American United Global     Furon Co.                Safeskin CP
Applied Extrusion Techs    Gardner Denver Machinery Safety 1st Inc.
Applied Power CL A         Gehl Co.                 Schulman A, Inc.
Arco Chemical Co.          Glassmaster Co.          Selvac CP
Art's-Way Manufacturing    Goodrich, B.F. Co.       SI Handling Systems Inc.
Atlantis Plastics Inc.     Harnischfeger Industries Spartech CP
Automotive Manufacturing   JLG Industries Inc.      Sudbury Inc.
Aztec Manufacturing Co.    Kleer-VU Industries      Sun Coast Industries Inc.
Biosafety Systems Inc.     Kubota Ltd.              Synetics Inc.
Blount Inc. CL A           London International
                           Group                    Terex CPVarity CP
Blount Inc. CL B           Mark IV Industries Inc.  Total Containment Inc.
Boral Ltd. ADS             Maxco Inc.               Triple S Plastics Inc.
Buffton CP                 Mining Services Int.     Valmont Industries Ltd.
Carlisle Cos. Inc.         Navistar International
                           Hldg.                    Varity CP
Carlisle Plastics Inc.     O'Sullivan CP            Velcro Industries Ltd.
                                                    Versa Technologies Inc.
                                                    Vulcan International CP

                               CERTAIN TRANSACTIONS

      See "Executive Compensation - Compensation Committee Interlocks and Insider Participation" and Employment, Incentive and Termination Agreement" above.

      On April 29, 1994, the Company consummated the sale of all of the operating assets of its wholly-owned subsidiary, Aerodynamic Engineering Inc. ("AEI") to Mayer Eisel, Inc., a company owned and operated by the former managers of AEI. The Company had previously acquired the business of AEI from Mayer Eisel, Inc. in August 1992 for $1,350,000 in cash, delivery of a $1,400,000 convertible note of the Company and assumption of specified liabilities. The Company also became liable for lease payments under a lease of the AEI operating facility, which lease payments were made to a general partnership. One of the principals of Mayer Eisel, Inc., as well as of the lessor of the AEI operating facility, Alfred Mayer, is a former director and officer of the Company and the manager of the AEI business while it was controlled by the Company.

      In consideration for sale of the AEI business, the Company received $500,000 in cash, a 4-year $500,000 promissory note of Mayer Eisel, Inc., the cancellation by Mayer Eisel, Inc. and the shareholders of Mayer Eisel, Inc. of $875,000 of remaining outstanding Company indebtedness related to the Company's 1992 purchase of the AEI business and the termination by a general partnership controlled by the Mayer Eisel, Inc. shareholders of the lease under which AEI had use and possession of its Huntington Beach, CA facility. In addition, the Company entered into a non-competition agreement with Mayer Eisel, Inc. in which the Company agreed not to compete with the AEI business for a 5-year period after the closing. As part of the transaction, the Company transferred all AEI assets free of any liens and encumbrances (by paying to its institutional lender $958,063, a portion of which includes the $500,000 cash portion of the purchase price, which constituted all outstanding indebtedness secured by any of such assets) and Mayer Eisel, Inc. assumed substantially all of the operating liabilities of AEI by assuming AEI's accounts payable, accrued expenses, personal property lease obligations and certain other AEI liabilities. The purchase price for the sale of the AEI assets (including the value of the indebtedness and other liabilities to be released or forgiven in favor of the Company and its subsidiaries) was determined based upon management's determination of the current value of the assets, net of liabilities.

      In consideration of his personal guaranty of a portion of the Company's Overadvance Loan, his $1,375,000 loan to the Company and the payment of $.01 per share to the Company (an aggregate of $1,250), on November 19, 1992, the Company's Board of Directors authorized the issuance of 125,000 shares of Company Common Stock to Mr. Rubin. Mr. Rubin agreed that, except in connection with a merger or sale of the Company as a whole, he will not sell or otherwise transfer any of the 125,000 shares for a minimum of four years from their date of issuance. The closing price of the Company's Common Stock on the NASDAQ National Market Systems was $4.94 per share on November 19, 1992.

      At the closing of the Hutchinson Transaction, the Company, Robert Rubin and Hutchinson (as guarantor) entered into a five-year Non-Competition Agreement in favor of Hutchinson and its affiliates, pursuant to which Mr. Rubin and the Company agreed not to compete with the businesses acquired in the Hutchinson Transaction. Under the terms of the Non-Competition Agreement, Mr. Rubin will receive payments aggregating $200,000 over a seven year period. In addition, at the Closing Hutchinson engaged Mr. Rubin as a consultant to provide advisory services relating to the acquired Manufacturing Business over a seven year period, for which services Mr. Rubin will receive payments aggregating $1,000,000.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

      To the knowledge of the Company, no officers, directors, beneficial owners of more than 10 percent of any class of equity securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any other person subject to Section 16 of the Exchange Act with respect to the Company, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, which ended July 31, 1995, other than Messrs. Shahid, Rubin, McLain and Palumbo who failed to file a Form 4 with respect to the repricing of certain options in April 1995. Mr. Shahid also failed to timely report the issuance of 10,000 shares of common stock as of August 1, 1994 pursuant to his employment contract.



        (The remainder of this page has been intentionally left blank)

                    ACTION TO BE TAKEN UNDER THE PROXY

      Unless otherwise directed by the grantor of the proxy, the persons acting under the accompanying proxy will vote the shares represented thereby: (a) for the election of the persons named in the next succeeding table as nominees for directors of the Company; (b) for the proposal to ratify the appointment of Price Waterhouse as the Company's auditors for the current Fiscal Year; (c) for the proposal to ratify the sale of all of the assets of the Company's Manufacturing Business to Hutchinson Corporation; (d) for the proposal to authorize an amendment to the Company's Certificate of Incorporation to increase the Company's authorized capital by creating a new class of Non-Voting Common Stock; (e) for the proposal to authorize and approve the Company's 1996 Employee Stock Option Plan; and (f) in connection with the transaction of such other business that may be brought before the Meeting, in accordance with the judgment of the person or persons voting the proxy.


I.   ELECTION OF DIRECTORS

NOMINEES

      At the Meeting three directors are to be elected, each to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected and shall qualify. The names of the nominees for election as directors, all of whom are now serving as directors of the Company, and certain information furnished to the Company by such nominees with respect to them, as of April 1, 1996, are set forth below. Unless authority to vote for one or more nominees is withheld, it is intended that shares represented by proxies in the accompanying form will be voted for the election of the following nominees. With respect to any such nominee who may become unable or unwilling to accept nomination or election, it is intended that the proxies will be voted for the election in his stead of such person as the Board of Directors may recommend, but the Board does not know of any reason why any nominee will be unable or unwilling to serve if elected.

                                                        PRINCIPAL
                                                        OCCUPATION
                                           DIRECTOR     DURING LAST
NAME                           AGE          SINCE       FIVE YEARS
- ----                           ---         --------     -----------
Robert M. Rubin                56             *             *
Lawrence Kaplan                52             *             *
C. Dean McLain                 41             *             *

__________________________

* See "DIRECTORS, NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS OF THE COMPANY" on pages 13 and 14.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF all the nominees for director.

COMMITTEES AND MEETINGS OF THE BOARD

      At present the Board of Directors has two committees, the Compensation Committee and the Audit Committee, both of which consist of Robert M. Rubin and Lawrence E. Kaplan. The function of the Compensation Committee includes responsibility for reviewing the compensation for all of the Corporation's employees and the granting of stock options under all of the Company's employee stock option plans that may exist and be in effect from time to time. The function of the Audit Committee includes the review of the Company's financing arrangements and a review of its internal financial controls. During the Fiscal Year ended July 31, 1995, the Board of Directors met 10 times, including actions taken by unanimous written consent of the directors. The Compensation Committee met jointly with the full Board of Directors twice during the fiscal year ended July 31, 1995. The Audit Committee did not meet during the Fiscal Year ended July 31, 1995. All of the nominated directors who served as directors during the Fiscal Year ended July 31, 1995 attended 100% of the meetings of the Board held during periods of their tenure during such year. No director of the Company receives any directors fees for attendance at Board meetings, although they do receive reimbursement for actual expenses related to such attendance.

II. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JULY 31, 1996

      At the Meeting a vote will be taken on a proposal to ratify the appointment by the Board of Directors of Price Waterhouse independent certified public accountants, as the independent auditors of the Company for the Fiscal Year ending July 31, 1996. Price Waterhouse has no interest in or any relationship with the Company except as its auditors.

     MANAGEMENT BELIEVES THE APPOINTMENT TO BE IN THE BEST INTEREST OF THE COMPANY AND RECOMMENDS THAT IT BE RATIFIED.

      A representative of Price Waterhouse will be present at the Annual Meeting of Shareholders of the Company and will be given an opportunity to make a statement to the shareholders if he so desires. The representative will be available to respond to questions from shareholders.

III. RATIFICATION OF THE SALE OF ALL OF ASSETS OF THE COMPANY'S MANUFACTURING BUSINESS TO HUTCHINSON CORPORATION.

      At the Meeting a vote will be taken on a proposal to ratify the sale of all of the assets of the Company's Manufacturing Business to Hutchinson Corporation. The terms of such sale are discussed below.

      Pursuant to the terms of an Asset Purchase Agreement, dated as of November 22, 1995 (the "Sale Agreement"), by and among Hutchinson Corporation, a Delaware corporation ("Hutchinson"), as Buyer, and the Company and each of its AUG-California, Inc., American United Products, Inc. ("National O-Ring") and American United Seal, Inc. ("Stillman Seal") subsidiaries, on January 19, 1996 all of the assets of the National O-Ring and Stillman Seal businesses (the "Manufacturing Business") were sold to, and substantially all of the liabilities associated with operation of the Manufacturing Business were assumed by, subsidiaries of Hutchinson newly-formed for the purpose of acquiring the Manufacturing Business (the "Hutchinson Transaction"). Hutchinson's principal place of business is located at 160 Fuller Avenue, N.E., Grand Rapids, MI 49501; telephone number (616) 459-4541. Hutchinson produces a variety of rubber related products for three market sectors: automotive, consumer and industrial use.

      Under the terms of the Sale Agreement, the Company agreed that as soon as reasonably practicable following the closing of the Hutchinson Transaction (the "Closing"), but NOT as a condition to consummation of the Hutchinson Transaction, the Company would call a meeting of its stockholders to request that Company stockholders ratify the Sale Agreement, the Exhibits thereto (including the Non-Competition Agreement and the Consulting Agreement, as herein after described) and the transactions contemplated thereby. FAILURE OF COMPANY STOCKHOLDERS TO RATIFY SUCH AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREIN WILL NOT AFFECT THE EFFECTIVENESS OF ANY OF THE HUTCHINSON TRANSACTION OR THE TRANSACTIONS CONTEMPLATED THEREBY, ALL OF WHICH HAVE BEEN CONSUMMATED. The sole purpose for stockholder ratification of the Hutchinson Transaction, the Sale Agreement and the Exhibits thereto, and the transactions contemplated thereby, is that under the terms of the Sale Agreement failing such ratification by a majority of the outstanding shares of Company Common Stock entitled to vote at a scheduled meeting of stockholders the Company shall indemnify Hutchinson and its affiliates (including their respective officers, directors, employees and agents) for a period of up to eighteen months following the Closing, from and against any claims, judgements, liabilities, costs and expenses which any of them may incur as a result of any suits or proceedings brought by or on behalf of any Company stockholder alleging that the transactions contemplated by the Sale Agreement and the Exhibits thereto are unfair to Company stockholders.

      The Purchase Price for the Manufacturing Business was $24,500,000, $20,825,000 of which was paid in cash and the aggregate $3,675,000 balance was paid by delivery of two 24-month non-interest bearing promissory notes (the "Notes") made by the Hutchinson subsidiaries that purchased the Manufacturing Business. The Notes are guaranteed by Total America, Inc., the parent corporation of Hutchinson and a subsidiary of TOTAL, a french corporation whose securities are listed on the New York Stock Exchange.

      At the Closing, the Company, Robert Rubin and Hutchinson (as guarantor) entered into a five-year Non-Competition Agreement in favor of Hutchinson and its affiliates, pursuant to which Mr. Rubin and the Company agreed not to compete with the businesses acquired in the

Hutchinson Transaction. Under the terms of the Non-Competition Agreement, Mr. Rubin will receive payments aggregating $200,000 over a seven year period. In addition, at the Closing Hutchinson engaged Mr. Rubin as a consultant under the terms of a 7-year Consulting Agreement to provide advisory services relating to the acquired Manufacturing Business over a seven year period, for which services Mr. Rubin will receive payments aggregating $1,000,000.

      The Company did not seek the report or opinion of any outside party to help in establishing or negotiating the amount of consideration to be received by the Company for sale of the Manufacturing Business in the Hutchinson Transaction. As a condition to consummation of its purchase, however, Hutchinson required the Company to obtain an independent opinion to confirm that the previously established and negotiated purchase price was fair to the Company and its stockholders. The Company's management does not believe that such independent opinion materially related to the transaction insofar as it merely confirmed the fairness of the previously established sales price for the Manufacturing Business and was not used to establish the price for the Manufacturing Business.

      The independent opinion was provided by Montauk Consulting, Inc. ("Montauk"). Montauk is a recently formed company with a single employee who is its Managing Director. Although Montauk itself has limited experience in providing valuations of the fairness of transactions, the Managing Director of Montauk who provided the independent opinion is a certified public accountant who has been engaged in the investment banking industry for over 30 years. He has provided asset valuations and fairness reviews on numerous occasions, as well as court testimony in more than 70 securities litigation cases in state and federal court in support of such valuations and reviews for a number of Fortune 500 companies. Montauk was selected by the Company based upon the reputation of such Managing Director for providing similar valuations which have withstood challenge. In the past, the Chairman of the Company and such Managing Director have invested together in public and private companies and other ventures, and they have served together on the boards of directors of certain of those entities. In providing its fairness opinion, Montauk (i) reviewed the terms of the Hutchinson Transaction, (ii) analyzed published financial reports, historical earnings and stock price performance and business prospects of the Company and its affiliates, including its periodic filings under the federal securities laws, (iii) considered the various characteristics of the Manufacturing Business,, and the relative position of the Manufacturing Business in its industry and the future prospects of the Manufacturing Business (with attention paid to the impact of technological developments and the potential for additional capital requirements to support modernization and expansion), (iv) had contacts and discussions with members of the Company's Board of Directors regarding the Manufacturing Business and its future, (v) studied other companies engaged in the automotive parts and equipment business and aerospace/defense business including competitors of the Manufacturing Business, (vi) examined the record of trading in the Company's Common Stock and (vii) analyzed the Company's balance sheet and income statement ratios and compared them to the ratios of other like companies. Based on the above investigation, and after applying the Montauk

Managing Director's experience in financial and business affairs, Montauk concluded that the terms of the Hutchinson transaction are fair from a financial point of view to the stockholders of the Company. There were no limitations placed upon Montauk or its employee in rendering the fairness opinion, including with respect to the scope of the investigation made. There were no special or limiting instructions delivered to Montauk by the Company or its affiliates with respect to its engagement; Montauk was simply engaged to render an opinion as to whether or not the Hutchinson Transaction, as contemplated by the Sale Agreement (including all exhibits thereto), is fair and reasonable to the stockholders of the Company.


     THE COMPANY'S MANAGEMENT BELIEVES THAT THE CONSIDERATION RECEIVED IN THE HUTCHINSON TRANSACTION WAS FAIR TO THE COMPANY AND ITS STOCKHOLDERS FOR SEVERAL REASONS.

      First, without regard to income tax considerations, the cash portion of the Purchase Price alone exceeded by approximately $890,000 the market value on the date of Closing, as reported on the Nasdaq National Market ("Nasdaq"), for all the outstanding Company Common Stock. On January 19, 1996, the date of Closing, the last reported sale price for a share of Company Common Stock was $3.75, for an aggregate market value for all outstanding Company Common Stock as reported on Nasdaq of approximately $21,369,000 on that date. Second, the Manufacturing Business operated in mature industries, and it was believed that without significantly increasing its future capital expenditures the Company would find it difficult to improve upon its operating performance. Third, the Manufacturing Business derived a significant amount of revenues from defense contracts, and the future impact of federal budget constraints upon governmental programs was uncertain to predict. Fourth, Hutchinson was a strategic purchaser of the Manufacturing Business, a purchaser that the Company believed was intent upon entering the businesses in which the Company operated either by purchasing existing operations or by developing competing operations of its own.
Hutchinson is larger and better financed than the Company, principally through its subsidiary relationship with TOTAL, one of the largest petro-chemical companies in the world. The Company believed that should Hutchinson enter the Manufacturing Businesses's markets independently and not through purchase of the Manufacturing Business itself, Hutchinson would constitute a formidable competitor in the industry to the detriment of the Company's future operations. Fifth, and lastly, insofar as Hutchinson was a strategic purchaser of the Manufacturing Business, the Company believed that in the event that the Company later decided to sell the Manufacturing Business it would not be able to obtain as favorable of a price for that business should a strategic purchaser not be subsequently available.

      At the time that it negotiated the Purchase Price for the Hutchinson Transaction, although the Company was not actively soliciting the sale of the Manufacturing Business, the Company was not aware of any other potential purchasers of the Manufacturing Business. Due to the fact that the Purchase Price offered by Hutchinson was believed to be quite favorable to the Company and its stockholders, the Company did not actively solicit additional potential purchasers for the Manufacturing Business at that time.

      The Company entered into and consummated the Hutchinson Transaction principally as a way to create additional value for its stockholders by obtaining an attractive price, 85% in cash, upon sale of the Manufacturing Business. Indeed, the net book value of the assets of the Manufacturing Business that were sold in the Hutchinson Transaction represented only approximately 87% of the net cash proceeds received alone.



     Following execution of the definitive sale agreement in connection with the Hutchinson Transaction, the Company's management sought to redirect the Company's business focus to the computer technology and telecommunications industries.

     Consistent with such strategy, effective May 1, 1996, the Company acquired all of the outstanding capital stock of ConnectSoft, a company providing communications software applications and services for persons seeking access to and utilization of resources and information available on the Internet. ConnectSoft shareholders received, on a pro rata basis, an aggregate
1,000,000 shares of the Company's Series B Preferred Stock. Such Series B Preferred Stock does not pay a dividend, is not subject to redemption, has a liquidation preference of $3.50 per share over the Company's Common Stock and votes together with the Company Common Stock as a single class on a one share for one vote basis. Each share of Series B Preferred Stock is convertible into shares of Company Common Stock at the holder's option into a minimum of 1,000,000 shares of Common Stock and a maximum of 3,000,000 shares of Common Stock, based upon certain criteria, including the combined Pre-Tax Income (as defined), if any, which shall be earned by ConnectSoft and other direct and indirect Company subsidiaries in any one or all of the three Company fiscal years ending July 31, 1999. See "BUSINESS -- Recent Developments."

     Prior to consummation of the ConnectSoft Merger, the Company provided working capital financing for ConnectSoft which aggregated approximately $3.4 million, assumed all of ConnectSoft's operating expenses and liabilities, and received proxies to vote approximately 80% of the outstanding ConnectSoft capital stock in favor of the Merger. The Company will increase its funding commitments to ConnectSoft and its related companies (including Xodus Technologies, Inc.) to a minimum aggregate of $5.0 million.

      On June 20, 1996, the Company entered into a non-binding letter of intent to acquire through merger all of the outstanding capital stock of Interglobe Networks, a private company providing engineering, design and consulting services for users and providers of telecommunications facilities on the Internet and other media. On completion of the Interglobe Merger, it is intended that the Interglobe shareholders shall receive, on a pro rata basis, an aggregate 700,000 shares of the Company's Common Stock.

     Upon completion of the Interglobe Merger, the Company will make available to Interglobe funding commitments to support Interglobe's operations and working capital needs in the form of intercompany loans and advances based upon annual budgets and forecasts provided to and approved by the Company. The pre-merger stockholders of Interglobe shall also receive three-year employment agreements with the Company pursuant to which they will receive seven-year options to purchase an additional aggregate 600,000 shares of Company Common Stock (the "Interglobe Options"). The Interglobe Options shall vest and be exercisable (i) one-third on July 31, 1997, (ii) one-third on July 31, 1998 in the event that Interglobe achieves at least $1,500,000 of Pre-Tax Income (as defined) in the year ended July 31, 1998 and (iii) one-third on July 31, 1999 in the event that Interglobe achieves at least $4,000,000 of Pre-Tax Income during the period commencing upon closing the Merger and terminating on July 31, 1999 (with any options not vesting on July 31, 1998 being vested on July 31, 1999 should such target be achieved). In the event that a change in control of the Company occurs, or the Company effects a sale of all or substantially all of the assets of Interglobe, prior to July 31, 1999, all of the Interglobe Options shall immediately vest upon such occurrence.

     On June 25, 1996, the Company also entered into a letter of intent to acquire, through merger, all of the outstanding capital stock of Datacom, a company engaged in the development and marketing of multifunctional, integrated telecommunications equipment, including related hardware and software components of such products. On completion of the Datacom Merger, it is intended that the Datacom shareholders shall receive, on a pro rata basis, an aggregate 375,000 shares of Company Common Stock (the "Fixed Merger Consideration"). The number of shares constituting the Fixed Merger Consideration shall be subject to upward adjustment in the event that the Common Stock of the Company does not trade at an average closing price in excess of $6.66 per share during the 20 trading days prior to July 31, 2000. The Datacom shareholders shall also receive "Contingent Merger Consideration," one-third in the form of up to an additional aggregate 375,000 shares of Common Stock, and two-thirds in the form of up to a maximum aggregate $7,500,000 principal of interest bearing notes, in the event that Datacom achieves certain levels of Pre-Tax Income (as defined) during the four fiscal years ending July 31, 2000. The notes made part of the Contingent Merger Consideration are convertible into Company Common Stock at conversion prices equal to the average closing price of such Common Stock measured over the 20 trading days immediately prior to the issuance date of each respective note. Following completion of the Datacom Merger, the Company will advance to Datacom up to $3,000,000 (less any amounts advanced prior to the merger date) in the form of 10% long-term notes or preferred stock, at the Company's option, with the amount of such advances being based upon the submission of annual budgets approved by the Company. See "BUSINESS -- Recent Developments."

     Prior to or concurrent with completion of the Datacom Merger, the Company has agreed to cause a principal shareholder of Datacom to be released from his guarantee of approximately $190,000 of Datacom indebtedness.

      Although the Company intends to acquire, or invest in, businesses other than ConnectSoft, Interglobe and Datacom in the future with the proceeds of the Hutchinson Transaction, at this time the Company has no other specific business or businesses which it intends, or is obligated, to purchase. In addition to the Line of Credit extended to ConnectSoft, the Company made a $450,000 principal four-month secured loan to a public company affiliated with Mr. Rubin which has been repaid, has invested $250,000 in a private placement of convertible indebtedness issued by an entity unaffiliated with Mr. Rubin and is currently considering other similar size investments in companies that are not affiliated with Mr. Rubin. Neither ConnectSoft, Interglobe nor Datacom is affiliated with Mr. Rubin.

      Management believes that receipt of the proceeds from sale of the Manufacturing Business will increase stockholder value because the significant amount of cash that the Company now has available for its acquisition program is expected to permit the acquisition of businesses which will generate higher levels of net income than that historically generated by the Manufacturing Business. In addition, the amount of cash resources now available to the Company should enable the Company to obtain favorable pricing for any businesses that it decides to acquire. Finally, the Company intends to acquire businesses that operate in industries whose equity interests trade at higher multiples of net income per share in the public securities market than have the Company's securities have traded historically.

      As a result of all of the factors recited above with respect to the fairness of the terms of the Hutchinson Transaction to the Company and its stockholders, as well as the potential for increased stockholder value as a result of the application of proceeds from the Hutchinson Transaction, Management of the Company believes the Hutchinson Transaction to be in the best interests of the Company and its stockholders.

      The sale of the assets comprising the Manufacturing Business are being accounted for as discontinued operations.

      The Company is not in arrears with respect to the declaration and payment of dividends on its securities.

      As required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Company made all necessary filings with the Federal Trade Commission and received notification of early termination of the applicable waiting period by letter dated December 21, 1995. On December 8, 1995, the Company supplied a voluntary notice ("Exon Florio Notice") of the Hutchinson Transaction to the Department of the Treasury pursuant to Section 721 of Title VII of the Defense Production Act of 1950. By letter dated January 11, 1996, the Company received notice that there exist no issues of national security sufficient to warrant investigation of the Hutchinson Transaction and that all actions under the statute were favorably concluded.

      The Company's Common Stock is traded on Nasdaq under the trading symbol "AUGI". On November 24, 1995, the trading date immediately preceding public announcement of execution of the Sale Agreement, the high and low sale prices of the Company's Common Stock as reported on Nasdaq were $3.50 and $3.38, respectively.


      In connection with this transaction the Company did not, nor will it, transfer any of the 2,000,000 shares of common stock of its Western Power & Equipment Corp. subsidiary that it holds.

      The failure by Company stockholders to ratify the Hutchinson Transaction will neither cause the Hutchinson Transaction to be rescinded nor affect the effectiveness of the Hutchinson Transaction in any way. The Board of Directors has no plans for its future conduct, or for any effect on its consummation of the Hutchinson Transaction, should Company stockholders fail to ratify the Hutchinson Transaction.

      The audited financial statements for 1994 and 1995 and the unaudited financial statements for the three months and six months ended January 31, 1996, as well as information complying with Item 303 of Regulation SK related to Management's Discussion and Analysis of Financial Condition and Results of Operations, all of which are annexed hereto as Appendix I, have been revised to treat the Company's former Manufacturing Business as discontinued operations for purposes of financial reporting by reclassifying the results of operations of National O-Ring and Stillman Seal for the three years ended July 31, 1995 and for the six months ended January 31,1996 and January 31, 1995 in accordance with APB 30, Reporting Results of Operations - Reporting the Effects of a Disposal of a Segment of a Business. The unaudited financial statements for the three and six month periods ended January 31, 1996 reflect
(1) the sale of all of the assets of the Manufacturing Business to and the assumption of substantially all of the liabilities associated with the operations of the Manufacturing Business by subsidiaries of Hutchinson Corporation for a combination of cash and notes receivable aggregating $24.5 million; (2) the execution of the Termination Agreement with the former President and Chief Executive Officer and a director of the Company, which provides for a lump sum payment of $905,833 and a three year consulting agreement requiring payments aggregating $200,000; and (3) the assumption of $250,000 of certain environmental remediation costs under the terms of the Sale Agreement.

     MANAGEMENT BELIEVES THE SALE OF THE COMPANY'S MANUFACTURING BUSINESS TO HUTCHINSON CORPORATION WAS IN THE BEST INTEREST OF THE COMPANY AND RECOMMENDS THAT IT BE RATIFIED.


IV. TO AMEND THE CORPORATION'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF THE CORPORATION'S AUTHORIZED SHARES BY INCREASING THE AUTHORIZED NUMBER OF SHARES OF VOTING COMMON STOCK AND AUTHORIZING SHARES OF NEW CLASS B NON-VOTING COMMON STOCK



      At the Annual Meeting a vote will be taken on a proposal to authorize the amendment of the Company's Certificate of Incorporation to increase the number of shares authorized for issuance thereunder by creating a new class of Non-Voting Common Stock. A COPY OF THE PROPOSED CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF THE COMPANY IS ANNEXED HERETO AS EXHIBIT
A. In reflecting upon the Company's present capital structure, management of the Company believes that the current authorized number of common and preferred shares is inadequate for the Company's purposes. Management believes that the Company needs more flexibility in its capital structure in order to raise additional working capital funds and to support its ability to consummate potential future acquisitions. The purpose of the proposal to amend the Company's Certificate of Incorporation, which will (i) increase to 25,000,000 shares from the currently authorized 20,000,000 shares the number of shares of voting Common Stock, which 25,000,000 shares of voting Common Stock will be redesignated as Class A Voting Common Stock; and (ii) create a new class of non-voting common shares (a total of 25,000,000 shares of Class B Non-Voting Common Stock) is to enhance the Company's flexibility in the issuance of different classes and types of securities for capital formation and for meeting the needs of an active acquisition program.

     Such a program is now the Company's foremost activity as a result of the sale of all of its operating assets in connection with the Hutchinson Transaction described above. The Company already has two authorized classes of Preferred Stock: 1,200,000 shares of Series A 12.5% cumulative voting preferred stock; and 1,500,000 shares of Series B "blank check" preferred stock, the terms, conditions and privileges of which Series B preferred stock can be determined by action of the Board of Directors without further action by the Company's stockholders. There are no outstanding shares of either series of Preferred Stock. Notwithstanding the availability of such authorized Preferred Stock, Management sees the need for the proposed increase in its capital structure at this time despite the absence of current or immediately foreseeable plans for issuance of such shares in the public market to raise additional working capital funds. Management also believes that, insofar as the Company is seeking stockholder approval at this time for the other proposals identified in this solicitation material, it is more cost effective for the Company concurrently to approach stockholders for approval of such increase in its authorized capital.

      An unintended effect of the increase in the Company's authorized stock will be to strengthen the Board's ability to fight off hostile takeovers. The Company is not aware of any existing hostile takeover proposals nor is it the intention of the Company's management to shore up the Company's defenses against a potential hostile takeover. Stockholders must be aware that in the event that all or a substantial number of the additional shares are issued, existing stockholders may suffer immediate and substantial dilution of their interests in the Company and a potential decrease in the valuation of their stock.


      The terms of the Class B Non-Voting Common Stock to be authorized by the amended Certificate of Incorporation of the Company shall be identical to the terms of the Company's existing Common Stock (to be redesignated as Class A Common Stock), other than the fact that such Class B Non-Voting Common Stock will not have voting rights (other than as required by Delaware law) and will not be entitled to vote for the election of Company directors. No shares of Class B Non-Voting Common Stock have ever been issued, and shares of the new Class B Non-Voting Common Stock may be issued without further authorization by the Company's stockholders.


     MANAGEMENT BELIEVES APPROVAL OF THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION IS IN THE BEST INTEREST OF THE COMPANY AND RECOMMENDS THAT IT BE AUTHORIZED AND RATIFIED.

V. AMENDMENTS TO THE BY-LAWS AND THE CERTIFICATE OF INCORPORATION CONCERNING CLASSIFICATION OF THE BOARD OF DIRECTORS AND RELATED MATTERS.


This group of proposed amendments to the By-laws of the Company (the "By-Laws") and the Certificate of Incorporation of the Company (the "Articles") would (1) classify the Board of Directors into three classes, as nearly equal in number as possible, each of which, after an interim arrangement, will serve for three years, with one class being elected each year; (2) provide that directors may be removed by the stockholders only with cause and the approval of the holders of at least 66.66% of the voting power of each class or series of outstanding stock of the Company entitled to vote generally in the election of directors; (3) provide that special meetings of stockholders may not be called by stockholders unless pursuant to a written demand by the holders of at least 66.66% of the voting power of each class or series of outstanding stock of the Company entitled to vote on the matter(s) to be considered at the special meeting; (4) add provisions to the Articles which authorize stockholders to act in lieu of holding a meeting only upon the unanimous written consent of the holders of the stock of the Company entitled to vote thereon and delete provisions from the By-Laws that permit stockholder action by less than the unanimous written consent of stockholders; and (5) increase the stockholder vote required to alter, amend or repeal the foregoing amendments from a majority to 66.66% of the voting power of each class or series of outstanding stock of the Company. If the proposed amendments are adopted, the Board intends to amend certain inconsistent By-Law provisions.

These proposed amendments are being presented to the stockholders of the Company for their approval as separate proposals. As more fully discussed below, the Board of Directors believes that the proposed amendments, taken together, would, if adopted, enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors as against "creeping" acquisitions of the Company's stock, while reducing the possibility that a third party could effect a sudden or surprise change in majority control of the Company's Board of Directors without the support of the incumbent Board. Although adoption of the proposed amendments may have significant effects on the ability of stockholders of the Company to change the composition of the incumbent Board of Directors and to benefit from certain transactions which are opposed by the incumbent Board, the amendments are not being recommended in response to any effort of which the Company is aware to accumulate the Company's stock or to obtain control of the Company.

Stockholders are urged to read carefully the following sections of this Proxy Statement, which describe the amendments and their purposes and effects before voting on the proposed amendments. EXHIBIT A HERETO SETS FORTH THE FULL TEXT OF THE PROPOSED AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION AND EXHIBIT B HERETO SETS FORTH THE FULL TEXT OF THE PROPOSED AMENDMENTS TO THE COMPANY'S BY-LAWS.

DESCRIPTION OF THE PROPOSED AMENDMENTS

     ADDITION OF ARTICLE TWELFTH TO THE ARTICLES, AND DELETION OF ARTICLE II,
SECTION 11 OF THE BY-LAWS. Currently, under the provisions of Delaware law and Article II, Section 11 of the By-Laws, the stockholders of the Company may act by written consent signed by holders of less than all of the outstanding shares of the Company entitled to vote so long as the number of shares represented by such written consent would have been sufficient to pass the action contemplated at a duly called and held meeting of stockholders. The Board proposes to amend the Articles by adding Article Twelfth to the Articles and to amend the By-Laws by deleting Article II, Section 11 of the By-laws to the effect that any action by the stockholders of the Company taken by written consent must be signed by holders of not less than all of the outstanding shares of the Company entitled to vote on the matters being considered by the stockholders. Pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL"), which permits the Articles of Incorporation and By-laws of a Delaware corporation to provide that stockholders can act by not less than the unanimous written consent of stockholders entitled to act thereon, if the proposal is approved: (i) Article Twelfth of the Articles will be added such that no action will be permitted to be taken by the stockholders by written consent in lieu of holding a meeting and voting on the action to be taken, unless all of the stockholders entitled to vote on the action sign a written consent to such action; and (ii) Article II, Section 11 of the By-Laws, which currently permits action by less than unanimous written consent of the stockholders entitled to vote on a given action, will be deleted in its entirety.

     If the revisions are adopted, a majority stockholder would be unable to avoid the call, notice and meeting requirements for stockholder meetings by simply executing a written consent to the action the majority stockholder wishes to take.

     INCREASED STOCKHOLDER VOTE FOR ALTERATION, AMENDMENT OR REPEAL OF PROPOSED AMENDMENTS. Under the DGCL, amendments to the Articles require the approval of the holders of a majority of the outstanding stock entitled to vote thereon and of a majority of the outstanding stock of each class entitled to vote thereon as a class. The DGCL also permits provisions in the Articles or the By-laws which require a greater vote than the vote otherwise required by law for any corporate action. With respect to such super-majority provisions, the DGCL permits the Articles and the By-Laws to require that any alteration, amendment or repeal thereof be approved by an equally large stockholder vote. As permitted by these provisions of Delaware law, the result of the proposed amendments of the Articles by revising Article Sixth and Article Ninth of the Articles and by amending Article IX of the By-Laws (which refer to the ability to amend or revise the provisions of the Articles or the By-Laws to negate the effects of the proposed amendments discussed herein) would be to require that any amendment to or deletion of such provisions from the Articles or the By-Laws would have to be approved by the holders of at least 66.66% of each class or series of outstanding stock of the Company entitled to vote thereon.

     The requirement of an increased stockholder vote is designed to prevent a stockholder with a majority of the voting power of the Company from avoiding the requirements of the proposed amendments by simply repealing them.

     CLASSIFICATION OF THE BOARD OF DIRECTORS. The By-Laws now provide that all directors are to be elected to the Company's Board of Directors annually for a term of one year. On May 30, 1996, the Board voted to set the number of directors at three effective at the annual meeting of the stockholders on July 19, 1996. The proposed Article Fourteenth of the Articles and the proposed revision of Article III, Section 2 of the By-Laws contained in Exhibits A and C hereto provide that the Board shall be divided into three classes of directors, each class to be as nearly equal in number of directors as possible. If this proposal is adopted, the Company's directors will be divided into three classes and one director will be elected for a term expiring at the 1997 annual meeting of stockholders, one director will be elected for a term expiring at the 1998 annual meeting of stockholders and the remaining one director will be elected for a term expiring at the 1999 annual meeting of stockholders (in each case, until their respective successors are duly elected and qualified). Starting with the 1997 annual meeting of stockholders, one class of directors will be elected each year for a three-year term. If the proposed amendments are not adopted, all three directors will be elected to a term expiring at the 1997 annual meeting of stockholders or until their successors are duly elected and qualified.

     The classification of directors will have the effect of making it more difficult to change the composition of the Board of Directors. At least two stockholder meetings, instead of one, will be required to effect a change in the control of the Board. The Board believes that the longer time required to elect a majority of a classified Board will help to assure the continuity and stability of the Company's management and policies in the future, since a majority of the directors at any given time will have prior experience as directors of the Company. It should also be noted that the classification provision will apply to every election of directors, whether or not a change in the Board would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believes that such a change would be desirable.

     REMOVAL OF DIRECTORS. The proposed revisions to Article Fifteenth of the Articles and to Article III, Section 11 of the By-Laws provide that a director, or the entire Board of Directors, may be removed only with cause and with the affirmative votes of stockholders having no less than 66.66% voting power of each class or series of outstanding stock entitled to vote generally in the election of directors. Currently, directors may be removed with or without cause by the stockholders holding majority voting power.

     The provisions of the proposed amendments relating to the removal of directors will preclude a third party from removing incumbent directors with adverse views to those of the third party thereby reducing the number of incumbent directors who could maintain such adverse position.

     CALLING OF SPECIAL STOCKHOLDER MEETINGS.  Currently, under Article II,
Section 3 of the By-Laws, holders of at least 10% of all of the votes entitled to be cast on the matter to be considered at the special meeting could demand that a special meeting of the Company be called. The DGCL permits By-Laws or the Articles of Incorporation of a Delaware corporation to include provisions which increase the percentage of outstanding shares necessary to demand a special meeting of Stockholders. The proposed revision to Article II, Section 3 of the By-Laws would permit a special meeting of stockholders to be called only by the Board of Directors, or upon the written demand, specifying the purpose of the meeting, of the holders of 66.66% of the stock of the Company entitled to vote on the matter(s) to be considered at the special meeting. Accordingly, if the revision is approved, even a majority of such stockholders would not be permitted to call a special meeting of stockholders or to require that the Board call a special meeting.

PURPOSE AND EFFECTS OF THE PROPOSED AMENDMENTS

     The purpose of the proposed amendments to the Articles concerning classification of the Board and the related matters discussed in this section of the Proxy Statement is to discourage certain types of transactions, described below, which involve an actual or threatened change of control of the Company. They are designed to make it more difficult and time-consuming to change majority control of the Board and thus to reduce the vulnerability of the Company to an unsolicited proposal for the takeover of the Company that does not contemplate the acquisition of all of the Company's outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of the Company. As more fully described below, the Board believes that, as a general rule, such unsolicited proposals are not in the best interests of the Company and its stockholders.

     Takeovers or changes in management of the Company which are proposed and effected without prior consultation and negotiation with the Company's management are not necessarily detrimental to the Company and its stockholders. As stated above, the Board of Directors has no knowledge of any present effort to gain control of the Company or to organize a proxy fight. However, particularly in view of the Company's currently proposed acquisition program and the remarkable rise in the market price of the Company's Common Stock within a relatively limited period of time (from approximately $3.50 per share in April 1996 to approximately $10.00 per share in May 1996), the Board believes that it is prudent and in the best interests of the Company's stockholders generally to provide greater assurance of continuity of the Board's composition and policies which would result from adoption of the proposed amendments. The Board strongly believes that such advantages outweigh any disadvantage relating to preserving incumbent management or possibly discouraging potential acquirors from attempting to gain control of the Company. See "Security Ownership of Management and Principal Shareholders" and "Existing Provisions" below.

     There is an established pattern of third parties accumulating substantial stock positions in public companies as a prelude to proposing a takeover or a restructuring or sale of all or part of the company or other similar extraordinary corporate action. Such actions are often undertaken by the third party without advance notice to or consultation with management of the company. In many cases, the purchaser seeks representation on the company's board of directors in order to increase the likelihood that its proposal will be implemented by the company. If the company resists the efforts of the purchaser to obtain representation on the company's board, the purchaser may commence a proxy contest to have its nominees elected to the board in place of certain directors or the entire board. In some cases, the purchaser may not truly be interested in taking over the company, but uses the threat of a proxy fight and/or a bid to take over the company as a means of forcing the company to repurchase its equity position at a substantial premium over market price.

     The Board of Directors of the Company believes that the imminent threat of removal of the Company's management in such situations would severely curtail management's ability to negotiate effectively with such purchaser. Management would be deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Company which may ultimately be undertaken. If the real purpose of a takeover bid were to force the Company to repurchase an accumulated stock interest at a premium price, management would face the risk that if it did not repurchase the purchaser's stock interest, the Company's business and management would be disrupted, perhaps irreparably.

     The proposed amendments will make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's stock or the removal of the incumbent Board, increasing the likelihood that incumbent directors will retain their positions. In addition since Section 203 of the DGCL discussed under the caption "Existing Provisions" is applicable to the Company and specifically makes business combination with interested stockholders more difficult to accomplish without approval of the incumbent Board, the proposed amendments could give incumbent management the power to prevent certain takeovers. For information concerning the beneficial ownership of the Company's Common Stock by the executive officers and directors. See "Directors, Nominees For Director and Executive Officers of the Company." Section 203 of the DGCL may also, in conjunction with the amendments of the Articles and the By-laws discussed herein, discourage attempts to effect a "two-step" acquisition in which a third party purchases a controlling interest in cash and acquires the balance of the Company's voting stock for lower consideration. Under the proposed amendments, the third party would not immediately obtain the ability to control the Board through its first-step acquisition. Moreover, having made the first-step acquisition, the third party could not if it wanted to effectuate a business combination with the Company by acquiring less than an aggregate of 85% of the Company's voting stock without triggering the requirement that the business combination be approved by the continuing directors AND by a 2/3rds vote of the holders of shares entitled to vote thereon.

     The proposed amendments complement the provisions described under the caption "Existing Provisions" and are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's-length negotiations with the Company's management and Board of Directors. The amendments, if they are adopted, like certain of the Company's Existing Provisions described below, however, could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company even though such an attempt might be beneficial to the Company and its stockholders. In addition, since the amendments are designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, adoption of the amendments could tend to reduce the temporary fluctuations in the market price of the Company's stock which are caused by accumulations of large blocks of the Company's stock. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

     The staggered election of members of the Board pursuant to the proposed amendments will apply to every election of directors, whether or not a change in control of the Company had occurred or the holders of a majority of the voting power of the Company desired to change the Board. The Board has no present intention of soliciting a stockholder vote on proposals other than those described herein relating to a possible change in control of the Company or a change in the stockholders' interest in the Company.

     The proposed amendments are permitted under the DGCL and are consistent with the rules of the Nasdaq Market System, the principal market upon which the Common Stock is listed and traded.

                               EXISTING PROVISIONS

     SECTION 203 OF THE DGCL.   Section 203 of the DGCL prohibits a publicly
held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

     PREFERRED STOCK. The Company has authorized 2,700,000 shares of Preferred Stock contained in two classes of Preferred Stock: 1,200,000 shares of Series A 12.5% cumulative voting Preferred Stock; and 1,500,000 shares of Series B "blank check" Preferred Stock, $.01 par value, none of which shares are issued and outstanding. Under the Company's Articles, authority is vested in the Board of Directors, without further action by the Company's stockholders, to provide for the issuance of shares of either class of the Preferred Stock, and in connection therewith to fix by resolution providing for the issue of the Series B Preferred Stock the number of shares to be included and such of the preferences and relative participating, optional or other special rights and limitations of such series, including, without limitation, voting rights, rights of redemption or rights of conversion into Common Stock, to the fullest extent now or hereafter permitted by the DGCL. The existence of such authorized shares, and the ability of the Company's Board of Directors, acting alone, to create the terms and conditions of the Series B Preferred Stock and to provide for the issuance of shares of either class of the Preferred Stock, can act as a deterrent to a hostile takeover of the Company.


MANAGEMENT BELIEVES AUTHORIZATION AND APPROVAL OF THE AMENDMENTS TO THE ARTICLES AND TO THE BY-LAWS IS IN THE BEST INTEREST OF THE COMPANY AND RECOMMENDS THAT THEY BE AUTHORIZED AND RATIFIED.



VI .  RATIFICATION OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT
      WITH ROBERT M. RUBIN.

The Company has entered into an Amended and Restated Employment Agreement with Mr. Rubin, dated as of June 3, 1996 (Exhibit C), to extend the term of Mr. Rubin's employment through July 31, 2001 (the "Restated Agreement"). The Restated Agreement provides for a base salary payable to Mr. Rubin of $175,000 for the fiscal year ended July 31, 1997, $200,000 for the fiscal year ended July 31, 1998, $225,000 for the fiscal year ended July 31, 1999, and a base salary for the fiscal years ended July 31, 2000 and July 31, 2001 (the "Final Years") as determined by the Compensation Committee of the Company's Board of Directors and ratified by a majority of the entire Board of Directors of the Company (other than the Employee). The base salary in each of the two Final Years will not be less than the annual base salary in effect in the immediately preceding fiscal year, plus an amount equal to the increase in the annual cost of living as published by the Bureau of Labor Statistics of the United States Department of Labor for wage earners in the New York metropolitan area measured over the course of the immediately preceding fiscal year. The Restated Agreement also provides for incentive bonuses to be paid to Mr. Rubin of (i) $75,000 on November 1, 1997, if the net income of the Company, including all of its consolidated subsidiaries other than Western Power & Equipment Corp., a Delaware corporation, and Western Power & Equipment Corp., an Oregon corporation, as determined by the Company's independent auditors using generally accepted accounting principles, consistently applied (the "Corporations' Net Income"), is greater than or equal to $2,000,000 for the fiscal year ended July 31, 1997; (ii) $100,000 on November 1, 1998 if the Corporations' Net Income is greater than or equal to $2,500,000 for the fiscal year ended July 31, 1998; and (iii) $125,000 on November 1, 1999 if the Corporations' Net Income is greater than or equal to $3,000,000 for the fiscal year ended July 31, 1999. Incentive compensation for each of the fiscal years ending July 31, 2000 and July 31, 2001 shall be as determined by the Compensation Committee of the Company's Board of Directors and ratified by a majority of the entire Board of Directors of the Company (other than the Employee).

      Management recognizes that the Company's operations and its development are dependent in part upon the efforts and talents of Robert M. Rubin. Loss of his services could adversely affect the Company. Further, insofar as the Company is currently engaged in an ongoing acquisitions program as its foremost activity, Management believes it is in the best interests of the Company to retain the services of Mr. Rubin as the Company's Chairman of the Board and Chief Executive Officer for a period extending beyond the July 31, 1997 termination date of his current Employment Agreement. Therefore, in Management's opinion, in order to induce and encourage Mr. Rubin to serve the Company, and to maximize the value of the Company, Management has determined after due consideration, and in light of the foregoing considerations, that the Restated Agreement is not only reasonable, fair and prudent to the shareholders of the Company, but is also necessary to promote and ensure the best interests of the Company and its shareholders.

MANAGEMENT BELIEVES RATIFICATION OF THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT WITH ROBERT M. RUBIN IS IN THE BEST INTEREST OF THE COMPANY AND RECOMMENDS THAT IT BE RATIFIED.


OTHER BUSINESS

      While management of the Company does not know of any matters which may be brought before the Meeting other than as set forth in the Notice of Meeting, the proxy confers discretionary authority with respect to the transaction of any other business. It is expected that the proxies will be voted in support of management on any question which may properly be submitted to the meeting.

INCLUSION OF SHAREHOLDER PROPOSALS IN THE COMPANY'S PROXY STATEMENT

      If any shareholder desires to put forth a proposal to be voted on at the 1997 Annual Meeting of Shareholders and wishes that proposal to be included in the Company's Proxy Statement to be delivered to shareholders in connection with such meeting, that shareholder must cause such proposal to be received by the Company at its principal executive office no later than February 10, 1997. Any request for such a proposal, should be accompanied by a written representation that the person making the request is a record or beneficial owner of the lesser of at least 1% of the outstanding shares of the Company's Common Stock or $1,000 in market value of the Company's common shares and has held such shares for a least one year as required by the Proxy Rules of the Securities and Exchange Commission.

AVAILABILITY OF FORM 10-K

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO ANY SHAREHOLDER, UPON WRITTEN REQUEST OF SUCH SHAREHOLDER, A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 31, 1995 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

      Any request for a copy of the Form 10-K should include a representation that the person making the request was the beneficial owner, as of the record date, of securities entitled to vote at the Annual Meeting of Stockholders. Such request should be addressed to: American United Global, Inc., 25 Highland Boulevard, Dix Hills, New York 11746; Attention: Secretary.
      _________________________________________________________________

                   PLEASE SIGN, DATE AND RETURN THE ENCLOSED
                PROXY IN THE ENVELOPE PROVIDED FOR SUCH PURPOSE
      _________________________________________________________________

                                                                    APPENDIX I


                    REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Shareholders of
American United Global, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of American United Global, Inc. and its subsidiaries at July 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 7 to the consolidated financial statements, the Company changed its method of accounting for income taxes during the year ended July 31, 1994.



Price Waterhouse LLP
Woodland Hills, California
September 23, 1995 (except as to Notes 1 and 9, which are as of January 19, 1996)

                          AMERICAN UNITED GLOBAL, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                      (in thousands, except per share data)

                                                                                          July 31,
                                                                                    ---------------------
                                                                                      1994           1995
                                                      ASSETS
                                                      ------
Current assets:
  Cash                                                                            $    775       $  4,144
  Trade accounts receivable (less allowance for doubtful
   accounts $232 and $370, respectively)                                             2,980          6,008
  Inventories (Note 4)                                                              35,254         46,413
  Prepaid expenses                                                                     360             22
  Other receivables                                                                    171          1,102
                                                                                  --------       --------

        Total current assets                                                        39,540         57,689

  Property and equipment, net (Note 5)                                               4,570          7,062
  Intangibles and other assets (net of accumulated amortization
   of $424 and $823, respectively)                                                   2,362          2,526
  Asset held for sale                                                                9,307          9,552
                                                                                  --------       --------

                                                                                  $ 55,779       $ 76,829
                                                                                  --------       --------
                                                                                  --------       --------


                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Borrowings under floor financing lines (Note 6)                                 $ 28,782       $ 37,072
  Short-term borrowings (Note 6)                                                     2,575          6,023
  Accounts payable                                                                   1,715          2,171
  Accrued liabilities                                                                  964          1,505
  Income taxes payable (Note 7)                                                        571            896
                                                                                  --------       --------

        Total current liabilities                                                   34,607         47,667

Long-term borrowings from related parties (Note 6)                                   2,575              -
Other non-current liabilities                                                          659            352
Minority interest                                                                        -          8,556
                                                                                  --------       --------

        Total liabilities                                                           37,841         56,575
                                                                                  --------       --------

Commitments and contingencies (Note 10)

Shareholders' equity (Notes 8 and 11):
  Preferred stock - 12.5% cumulative, $1.00 per share
  liquidation value, $.01 par value, 1,200 shares authorized
  Common stock-$.01 par value; 20,000 shares authorized; 5,638
   and 5,654 shares issued and outstanding, respectively                                56             57
  Additional contributed capital                                                    15,858         15,889
  Note receivable from shareholder                                                   (200)          (184)
  Retained earnings                                                                  2,224          4,492
                                                                                  --------       --------

        Total shareholders' equity                                                  17,938         20,254
                                                                                  --------       --------

                                                                                  $ 55,779       $ 76,829
                                                                                  --------       --------
                                                                                  --------       --------


          See accompanying notes to consolidated financial statements.

                          AMERICAN UNITED GLOBAL, INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME
                      (in thousands, except per share data)


                                                                                  Year Ended July 31,
                                                                          ----------------------------------
                                                                          1993           1994           1995
                                                                          ----           ----           ----
Net sales                                                             $   30,386     $   67,370     $   86,173
Cost of goods sold                                                        26,369         59,138         76,145
                                                                      ----------     ----------     ----------

  Gross profit                                                             4,017          8,232         10,028

Selling, general and administrative expenses                               3,153          5,696          6,228
                                                                      ----------     ----------     ----------
  Operating income                                                           864          2,536          3,800

Interest expense                                                             169            830          1,421
Loss on Western Power & Equipment initial public offering                      -              -            386
                                                                      ----------     ----------     ----------
  Income from continuing operations before income taxes                      695          1,706          1,993
Provision for income taxes (Note 7)                                          278            682            711
Minority interest in consolidated subsidiary                                   -              -            118
                                                                      ----------     ----------     ----------

  Income from continuing operations                                          417          1,024          1,164
                                                                      ----------     ----------     ----------

Discontinued operations, net of taxes (Note 9)
  AEI:
     (Loss) income from operations, net of income taxes                      145           (302)             -
     Loss on disposal (net of income tax of $244)                             -            (365)             -
  National/Stillman:
     Income from operations, net of income taxes                           1,105          1,762          1,104
                                                                      ----------     ----------     ----------
                                                                           1,250          1,095          1,104
                                                                      ----------     ----------     ----------
Extraordinary items:
  Gain on early debt extinguishment (less applicable income
     taxes of $20)                                                            -              30             -
  Income tax benefit resulting from realization of net
    operating loss carryforward                                               58             -              -

Cumulative effect of a change in accounting principle (Note 2)                -             138             -
                                                                      ----------     ----------     ----------

Net income                                                                 1,725          2,287          2,268
Dividends on preferred stock                                                (150)           (86)            -
                                                                      ----------     ----------     ----------

Net income available for common shareholders                          $    1,575     $    2,201     $    2,268
                                                                      ----------     ----------     ----------
                                                                      ----------     ----------     ----------

Primary earnings per common and common equivalent share:
  Income from continuing operations                                   $     0.06     $     0.18     $     0.20
  Discontinued operations                                                    .27            .21            .20
  Extraordinary items                                                        .01            .01              -
  Cumulative effect of change in accounting principle                          -            .03              -
                                                                      ----------     ----------     ----------


  Net income                                                          $     0.34     $     0.43     $     0.40
                                                                      ----------     ----------     ----------
                                                                      ----------     ----------     ----------

Weighted average number of shares outstanding - primary                    4,622          5,170          5,730
                                                                      ----------     ----------     ----------
                                                                      ----------     ----------     ----------

Fully diluted earnings per common and common equivalent share:
  Income from continuing operations                                   $     0.05     $     0.18     $     0.20
  Discontinued operations                                                    .24            .20            .19
  Extraordinary items                                                        .01            .01              -
  Cumulative effect of change in accounting principle                          -            .03              -
                                                                      ----------     ----------     ----------

  Net income                                                          $     0.30     $     0.42     $     0.39
                                                                      ----------     ----------     ----------
                                                                      ----------     ----------     ----------

Weighted average number of shares outstanding - fully diluted              5,207          5,256          5,794
                                                                      ----------     ----------     ----------
                                                                      ----------     ----------     ----------


          See accompanying notes to consolidated financial statements.

                          AMERICAN UNITED GLOBAL, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)


                                                                                  Year Ended July 31,
                                                                          ----------------------------------
                                                                          1993           1994           1995
                                                                          ----           ----           ----
Cash flows from operating activities:
  Net income                                                          $    1,725     $    2,287     $    2,268
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Cumulative effect of change in accounting principle                       -            (138)            -
    Shares issued in lieu of compensation                                     23             -              32
    Depreciation and amortization                                            392            633          1,068
    Loss on disposal of business                                              -             365             -
    Loss on Western Power & Equipment initial public offering                 -              -             386
    Loss on sale of fixed assets                                              -              35              4
    Deferred tax provision                                                    16           (200)           386
    Gain on debt extinguishment                                               -             (30)            -
    Income applicable to minority interest                                    -              -             118
       Change in assets and liabilities, net of effects of
         acquisitions and dispositions:
       Accounts receivable                                                (1,973)           (94)        (2,420)
       Inventories                                                        (2,758)        (5,736)        (5,181)
       Prepaid expenses, other receivables and other assets                   14            116         (1,196)
       Accounts payable                                                    1,140            749            261
       Accrued liabilities                                                   127            251            273
       Income taxes payable                                                  470           (348)           324
       Other noncurrent liabilities                                          383            135            223

       Discontinued operations                                               141         (1,253)           497
                                                                      ----------     ----------     ----------

         Net cash used in operating activities                              (300)        (3,228)        (3,610)
                                                                      ----------     ----------     ----------

Cash flows from investing activities:
  Proceeds from sale of fixed assets                                          -              26              6
  Proceeds from sale of business                                              -             500             -
  Purchase of property and equipment                                        (477)          (309)          (332)
  Acquisition of business,
   net of cash acquired                                                   (1,937)            -            (449)
  Acquisition costs                                                         (413)            -            (108)
                                                                      ----------     ----------     ----------

         Net cash provided by (used in) investing activities              (2,827)           217           (775)
                                                                      ----------     ----------     ----------

Cash flows from financing activities:
  Net  borrowings under floor plan financing agreements                    7,336          1,467          4,187
  Net payments under term and mortgage loans                              (6,955)           500         (1,623)
  Payments of long-term debt                                                (905)          (814)            -
  Principal payments under capitalized lease obligations                      -             (20)           (52)
  Proceeds from public offerings                                              -           3,401          7,801
  Net proceeds (payments) under notes payable to shareholders              1,900           (800)        (2,575)
  Dividends paid on preferred stock                                         (150)           (86)            -
  Exercise of stock options and warrants                                      -               3             -
  Collections from notes receivable from shareholder                          -             -               16
                                                                      ----------     ----------     ----------

         Net cash provided by financing activities                         1,226          3,651          7,754
                                                                      ----------     ----------     ----------

Net increase (decrease) in cash                                           (1,901)           640          3,369
Cash at beginning of year                                                  2,036            135            775
                                                                      ----------     ----------     ----------

Cash at end of year                                                   $      135     $      775     $    4,144
                                                                      ----------     ----------     ----------
                                                                      ----------     ----------     ----------


          See accompanying notes to consolidated financial statements.

                  AMERICAN UNITED GLOBAL, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                 (in thousands)


                                                Preferred Stock         Common Stock                     Note        Retained
                                             ---------------------- -------------------  Additional   Receivable     Earnings/
                                             Number of   Number of                       Contributed     From      (Accumulated
                                               Shares     Amount      Shares     Amount    Capital    Shareholder    Deficit)
                                             ---------   ---------    ------     ------  -----------  -----------   -----------
Balance at July 31, 1992                        1,200       $ 12       4,282      $ 43     $12,316       $(200)       $(1,552)
Net income                                                                                                              1,725
Shares issued in connection with the Western
 Power acquisition and certain compensation
 agreements (Note 8)                                                     535         5       1,334
Dividends paid on preferred stock                                                                                        (150)


Balance at July 31, 1993                        1,200         12       4,817        48      13,650        (200)            23
Net income                                                                                                              2,287
Dividends paid on preferred stock                                                                                         (86)
Public offering, net of $968 in expenses                                 920         9       3,855
Shares repurchased                                                      (100)       (1)       (462)
Conversion of preferred stock to subordinated
  note payable (Note 8)                        (1,200)       (12)                           (1,188)
Exercise of options                                                        2                     3

Balance at July 31, 1994                           --         --       5,639        56      15,858        (200)         2,224
Net income                                                                                                              2,268
Issuance of common shares as compensation                                 16         1          31
Net collection on note receivable
  from shareholder                                                        16

Balance at July 31, 1995                           --         --       5,655       $57     $15,889       $(184)       $ 4,492


                                                   Total
                                                Shareholder's
                                                  Equity
                                                -------------
Balance at July 31, 1992                          $10,619
Net income                                          1,725
Shares issued in connection with the Western
 Power acquisition and certain compensation
 agreements (Note 8)                                1,339
Dividends paid on preferred stock                    (150)


Balance at July 31, 1993                           13,533
Net income                                          2,287
Dividends paid on preferred stock                     (86)
Public offering, net of $968 in expenses            3,864
Shares repurchased                                   (463)
Conversion of preferred stock to subordinated
  note payable (Note 8)                            (1,200)
Exercise of options                                     3

Balance at July 31, 1994                           17,938
Net income                                          2,268
Issuance of common shares as compensation              32
Net collection on note receivable from shareholder     16

Balance at July 31, 1995                          $20,254



          See accompanying notes to consolidated financial statements.

                          AMERICAN UNITED GLOBAL, INC.
                                AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (dollar amounts in thousands, except per share data)


NOTE 1 - DESCRIPTION OF BUSINESS:

American United Global, Inc. ("AUG" or the "Company") is a holding company whose assets consist of investments in its operating and nonoperating subsidiaries. Through its Western Power & Equipment Corp. ("Western") subsidiary, the Company operates as a retail distributor for the sale, servicing and leasing of light to
medium-sized construction equipment and parts.   Substantially all of this
equipment is manufactured and supplied by Case Corporation ("Case").

In January 1996, the Company disposed of the all of the assets and substantially all of the liabilities of its manufacturing business which consisted of two units, National O-Ring and Stillman Seal (collectively "National/Stillman"). National O-Ring was involved in the manufacturing and distribution of synthetic rubber o-ring sealing devices for use in automotive and industrial applications, and Stillman Seal specialized in the design, manufacture and distribution of rubber-to-metal bonded sealing devices and molded rubber shapes for use in commercial aerospace, defense and communications industry applications. In accordance with the rules and regulations of the Securities and Exchange Commission, previously reported financial statements of the Company have been restated to present National/Stillman as a discontinued operation. The net assets of National/Stillman are presented as assets held for sale in the restated balance sheet.

 Until its disposal in fiscal year 1994, the Company's manufacturing business also included Aerodynamic Engineering, Inc ("AEI") which performed precision machining of close tolerance parts primarily for use in the commercial aerospace and defense industries.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Minority interest represents the minority shareholders' proportionate share of the equity of Western which was 43% at July 31, 1995.

INVENTORY VALUATION

Inventories are stated at the lower of cost or market. Cost is determined based upon the first-in, first-out method for parts inventories and the specific identification method for equipment inventories.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 25 years. Expenditures for additions and major improvements are capitalized. Repairs and maintenance costs are expensed as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts; any gain or loss thereon is included in the results of operations.

INTANGIBLE ASSETS

Goodwill is amortized using the straight-line method over periods ranging from 20 to 40 years.

INCOME TAXES

Effective August 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. The adoption of SFAS No. 109 changed the Company's method of accounting for income taxes from the deferral method to an asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future consequences of temporary differences between the carrying amounts for financial reporting purposes and the tax bases of assets and liabilities. The cumulative effect of the adoption was an increase in net income of $138, resulting primarily from the recognition of certain net operating loss carryforwards.

EARNINGS PER SHARE

Primary net income per share is computed by dividing the net income available for common shareholders by the weighted average number of shares of common stock and common stock equivalents outstanding during the period.

On a fully diluted basis, both net earnings and shares outstanding are adjusted to assume the conversion of convertible subordinated notes from August 1, 1992. Prior to fiscal year 1993, the conversion of the convertible subordinated notes had an anti-dilative impact on earnings per share.


NOTE 3 - ACQUISITION:

WESTERN POWER AND EQUIPMENT

Effective November 1, 1992, the Company's newly formed Western subsidiary completed the acquisition from Case of certain assets used in connection with seven separate Case retail construction equipment distributorships located in the states of Washington and Oregon (the "Western Acquisition").

The purchase included approximately $33,000 of various assets, including inventories of new and used Case construction equipment and spare parts, as well as the land and building at one of the locations. The purchase price paid was approximately $1,937 in cash and approximately $31,000 was financed, primarily through inventory floor planning dealer finance agreements with Case and its affiliates. In addition, the Company incurred approximately $2,000 in other related acquisition costs in connection with the transaction. The obligations of Western to Case and its affiliates under the various purchase notes and related financing and security agreements with Case and its affiliates are guaranteed by the Company.

Effective September 10, 1994, the Company acquired the assets and operations of two additional factory-owned stores of Case in the states of California and Nevada. The acquisition was consummated for approximately $557 in cash, $4,153 in installment notes payable to Case and the assumption of $5,019 in inventory floor plan debt with Case and its affiliates. The accounts of these two stores have been included in the Company's accounts from the effective date of the acquisition. The acquisition was accounted for as a purchase and resulted in the recording of approximately $300 in goodwill which is included in other long-term assets on the Company's books and is being amortized on a straight-line basis over 20 years.

The acquisitions were accounted for as purchases, and the net assets and the results of operations of Western are included in the consolidated accounts from the acquisition date.


NOTE 4 - INVENTORIES:
Inventories consist of the following:
                                                           July 31,
                                                    -----------------------
                                                      1994           1995
                                                      ----           ----

  Equipment:
    New equipment                                   $ 27,243       $ 36,461
    Used equipment                                     3,428          4,662
  Parts                                                4,583          5,290
                                                    --------       -------
                                                    $ 35,254       $ 46,413
                                                    --------       -------
                                                    --------       -------

At July 31, 1995, approximately $4,756 of equipment was being held for rent and in accordance with standard industry practice is included in new and used equipment inventory. Such equipment is generally being depreciated at an amount equal to 80% of the rental payments received.

NOTE 5 - PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:
                                                            July 31,
                                                    -----------------------
                                                     1994             1995
                                                     ----             ----

  Land                                              $  1,063       $  1,903
  Buildings                                            1,012          2,347
  Machinery and equipment                              1,181          1,574
  Furniture and office equipment                       1,417          1,892
  Vehicles                                               479            596
                                                    --------       --------

                                                       5,152          8,312
  Less:  Accumulated depreciation and amortization      (582)        (1,250)
                                                    --------       --------



                                                    $  4,570       $  7,062
                                                    --------       --------
                                                    --------       --------

NOTE 6 - BORROWINGS:

Borrowings consist of the following:
                                                            July 31,
                                                    -----------------------
                                                       1994          1995
                                                       ----          ----
Third party borrowings -
  Borrowings under floor financing lines            $ 28,782       $ 37,072
  Term and mortgage notes payable to
   Case Corporation                                    2,575          6,023
                                                    --------       --------

                                                      31,357         43,095
Related party borrowings -
  Note payable to principal shareholder                2,575             -
                                                    --------       --------

       Total borrowings                               33,932         43,095
                                                    --------       --------

Less current portions:

Dealer floor financing                                28,782         37,072
Other third-party borrowings                           2,575          6,023
                                                    --------       --------

                                                    $  2,575       $     -
                                                    --------       --------
                                                    --------       --------

FLOOR FINANCING LINES

The Company has a floor plan revolving credit line with Case Credit Corporation, the financing operation of Case Corporation, to purchase new equipment and attachments. The Case Credit floor plan line provides for a six-month to nine-month interest free term followed by a six-month to nine-month term during which interest is charged at prime plus 2% (10.75% and 9.25% at July 31, 1995 and 1994, respectively). Principal payments are generally due at the earlier of sale of the equipment or twelve to fifteen months from the invoice date. At July 31, 1995 there was approximately $31,297 outstanding under floor financing arrangements.

The Company also has a credit facility with Seafirst Bank to provide up to $7.5 million for the purchase of new and used equipment held for sale as well as equipment held for rental. The credit line calls for monthly interest payments at prime plus .25% (9.00% and 8.00% at July 31, 1995 and 1994, respectively). Principal payments are due in periodic installments over terms ranging from twelve months to twenty four months from the borrowing date. At July 31, 1995, approximately $3,885 was outstanding under this facility. This credit facility is subject to annual review and expires
May 1, 1996.

In addition to the Case and Seafirst credit lines, the Company has entered into floor plan financing arrangements with other equipment manufacturers and commercial credit companies. These credit facilities provide for interest free terms ranging up to forty-eight months. The interest rate paid on these credit facilities are prime plus 2%. The total amount outstanding under these other financing arrangements was $1,890 at July 31, 1995.

TERM AND MORTGAGE NOTES PAYABLE TO CASE

In connection with the acquisition of Western in fiscal year 1993 and the two additional stores in fiscal year 1995, the Company entered into two collateralized mortgage notes with Case relating to the purchase of certain land and buildings. The first note totaling $2,075 bears interest at 6% and is due upon the completion by Case of certain environmental remediation work expected to be completed in fiscal 1996. The second mortgage note totaling $2,175 bears interest at current prime rate and is due on October 1, 1995.

In addition to the mortgage notes, the Company entered into various term notes with Case for the purchase of used equipment, parts, shop tools, furniture and fixtures and accounts receivables. The terms of these notes range from six months to twenty-four months, provide for interest charges at various rates up to prime plus 2% and are collateralized by the related equipment, parts and fixed assets. At July 31, 1995, approximately $1,773 was outstanding under these notes.

NOTE PAYABLE TO PRINCIPAL SHAREHOLDER

In conjunction with the Company's secondary offering as further described in
Note 8, Shareholders' Equity, the Company's principal shareholder exchanged all of the outstanding Series A preferred stock and an existing $1,375 subordinated note for a single $2,575 subordinated note. The note bore interest at 9.56% and was retired in June 1995.

 NOTE 7 - INCOME TAXES:

Effective August 1, 1993, the Company adopted SFAS No. 109, Accounting for Income Taxes. The cumulative effect of adoption was an increase in net income of $138, or $.03 per share.

Provision for income taxes is comprised of the following:

                                             YEAR ENDED JULY 31,
                                             --------------------
                                       1993        1994        1995
                                       ----        ----        ----
   Current:
   Federal                            $ 236       $ 672       $ 918
   State                                 26         107          60
                                      -----       -----       -----
                                        262         779         978
                                      -----       -----       -----
   Deferred:
   Federal                               15       (153)       (252)
   State                                  1        (47)        (15)
                                      -----       -----       -----
                                         16       (200)       (267)
                                      -----       -----       -----
   Total provision for income taxes   $ 278       $ 682       $ 711
                                      -----       -----       -----
                                      -----       -----       -----

The principal reasons for the variation from the customary relationship between income taxes at the statutory federal rate and that shown in the consolidated statement of income were as follows:

                                                         YEAR ENDED JULY 31,
                                                       -----------------------
                                                       1993    1994      1995
                                                       ----    ----      ----
Statutory federal income tax rate                      $236     $580     $638
State income taxes, net of federal income tax benefit    28       68       74
Other                                                    14       34      (1)
                                                       ----     ----     ----
Effective income tax rate                              $278     $682     $711
                                                       ----     ----     ----
                                                       ----     ----     ----

Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities were as follows:


                                                 JULY 31,
                                             ----------------
                                             1994        1995
                                             ----        ----

Gross deferred tax liabilities:
  Depreciation and amortization              $(407)      $(488)

Gross deferred tax assets:
  Inventory reserve                            189         193
  Bad debt reserve                             100         159
  Accrued vacation and bonuses                  34          92
  Other taxes                                   --          53
  Loss on Western initial public offering       --         154
  Other                                          7          27
                                              ----       -----
                                               330         678
                                              ----       -----
                                              $(77)      $ 190
                                              ----       -----
                                              ----       -----

At July 31, 1995, the Company had federal income tax loss carry forwards of $55 which will begin to expire in 2004. Utilization of such net operating losses will be subject to annual limitations due to the Company's change in ownership in September 1990.


NOTE 8 - SHAREHOLDERS' EQUITY:

PUBLIC OFFERING

On February 25, 1994, the Company completed a public offering of 800,000 units at $5.25 per unit, each unit consisting of one share of common stock, $.01 par value, and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase one share of common stock until February 16, 1996, at an exercise price of $7.50. The warrants are subject to redemption by the Company at a redemption price of $.10 per warrant commencing August 16, 1994. In addition, the underwriter exercised its over allotment option of an additional 120,000 units. Simultaneous with the offering, the Company purchased an aggregate of 100,000 shares of its issued and outstanding common stock from certain stockholders of the Company for $4.625 per share.

In addition, all outstanding shares of the Company's preferred stock, along with an existing $1,375 note payable, were exchanged for a new subordinated note payable to a related party totaling $2,575 which was repaid in fiscal 1995. The net proceeds of the offering after the purchase of the selling shareholders' shares were approximately $3,401. The Company retired notes totaling $525 that were incurred in connection with the Western Acquisition. The balance of the proceeds was used to pay down a revolving credit facility used by the manufacturing subsidiaries.

WESTERN INITIAL PUBLIC OFFERING

On June 14, 1995, Western completed an initial public offering of 1,300,000 shares of common stock at $6.50 per share. In addition, on July 28, 1995, the underwriters exercised their overallotment option for an additional 195,000 shares. The net proceeds of the offering were approximately $7,801 including $1,102 from the exercise of the overallotment option which was received subsequent to year end.

Prior to the offering, Western issued promissory notes totaling $250 (the "Bridge Loans"), and 38,462 shares of its common stock to certain investors. The shares were valued at the estimated offering price and recorded as deferred debt issuance costs. Such costs were written-off in June 1995 when the Bridge Loans were retired using proceeds from the offering.

The net proceeds per share from Western's offering and the Bridge Loans were lower than the Company's per share basis in Western at the time of the offering. Accordingly, the Company recognized a $386 pretax loss in connection with the transaction.


NOTE 9 - DISCONTINUED OPERATIONS:

AEI

On April 29, 1994, the Company sold its Aerodynamic Engineering, Inc. ("AEI") subsidiary to Mayer Eisel, Inc., a company owned and operated by the former
managers of Aerodynamics, Inc.   In consideration for the sale of AEI, the
Company received $500 in cash, a four year $500 promissory note from Mayer Eisel, Inc., equipment valued at $100, and the cancellation of the remaining outstanding balance of the convertible notes totaling $875. The Company also assumed indebtedness of Aerodynamic, Inc. due to Congress Financial in the amount of $958 and entered into a 5 year noncompete agreement with Mayer Eisel, Inc.

Results of AEI's operations through its disposal are as follows:

                                     YEAR ENDED JULY 31,
                                     -------------------
                                        1993     1994
                                        ----     ----
Net sales                             $3,503    $1,648
Costs and expenses                     3,261     2,151
                                      ------    ------
(Loss) income before income taxes        242      (503)
Income tax benefit (expense)             (97)      201
                                      ------    ------
Net (loss) income                       $145      $302
                                      ------    ------
                                      ------    ------
NATIONAL/STILLMAN

In July 1995, The Company signed a letter of intent to sell the assets and liabilities of National/Stillman to Hutchinson Corporation. The transaction was subject to certain terms and conditions and was not consummated until January 1996. The purchase price was $24,500 of which $20,825 was paid in cash with the remaining $3,675 paid by the delivery of two 24 month noninterest bearing promissory notes. The transaction is expected to result in an approximate $12,896 pretax gain.

Results of National/Stillman's operations for each of the three prior years are as follows:

                                    YEAR ENDED JULY 31,
                                 ------------------------
                                 1993       1994     1995
                                 ----       ----     ----
Net sales                     $ 30,983  $ 34,820   $37,441
Costs and expenses              29,119    32,147    35,511
                              --------  --------   -------
Income before taxes              1,864     2,673     1,930
Provision for income taxes         759       911       826
                              --------  --------   -------
Net income                    $  1,105  $  1,762   $ 1,104
                              --------  --------   -------
                              --------  --------   -------

NOTE 10 - COMMITMENTS AND CONTINGENCIES:

The Company leases its facilities under noncancelable operating leases with terms ranging from one to five years. Certain of the leases provide for options to renew. The Company's operating leases are as follows:

   Year Ending
    JULY 31,                            TOTAL
    --------                            -----
     1996                             $  598
     1997                                520
     1998                                479
     1999                                290
     2000                                153
                                      -------
     Total                            $2,040
                                      -------
                                      -------

Rental expense, exclusive of maintenance, property taxes, insurance and utilities, was $296, $435 and $733 for the years ended July 31, 1993, 1994 and 1995, respectively.

The Company is involved in certain legal proceedings that have arisen in the normal course of business. These matters are not expected to have a material effect on the Company's consolidated financial condition or results of operations.

NOTE 11 - STOCK OPTION PLANS:

EMPLOYEE STOCK BONUS PLAN (THE "TRANSFER PLAN")

In March 1991, the Company granted incentive options under the Transfer Plan to purchase an aggregate of 38,496 shares of the common stock at purchase prices of $1.63 and $6.50. During fiscal 1994, 1,780 options were exercised under the Transfer Plan. No options were exercised in 1993 or 1995. There are currently outstanding options to purchase 24,328 shares of common stock under the Transfer Plan, 20,866 of which are exercisable at $1.63.

THE 1991 EMPLOYEE INCENTIVE STOCK OPTION PLAN (THE "1991 STOCK OPTION PLAN")

Key employees of the Company can receive incentive options to purchase an aggregate of 750,000 shares of common stock at option exercise prices equal to 100% of the market price per share of the Company's common stock on the date of grant. The 1991 Stock Option Plan was approved by the Board of Directors and stockholders in June 1991 and became effective from May 21, 1991.

Set out below is a summary of the activity of the 1991 Stock Option Plan for the years ended July 31, 1993, 1994 and 1995:

                                1993      1994      1995
                              -------    -------   -------
     Beginning balance         69,350    461,050   623,450
     Granted                  395,500    170,000        --
     Exercised                     --         --        --
     Expired or canceled        3,800      7,600     3,800
                              -------    -------   -------
     Ending balance           461,050    623,450   461,050

STOCK OPTION BONUS PLAN (THE "STOCK BONUS PLAN")

The Stock Bonus Plan was established in October 1991, and granted certain key employees nonqualified options to acquire 171,000 shares of stock, which options were only exercisable in the event that the Company realized certain
targeted annual earnings in fiscal years 1992-1994.   The Company did not meet
its annual earning target in 1992; however, it met its annual earning targets in 1993 and 1994 and 114,000 options were granted at exercise prices equal to the market price at the date of grant. As of July 31, 1995, all such options were outstanding.

On May 5, 1995, the Company's Board of Directors approved the repricing of options outstanding under all three plans. With the exception of the $1.63 options under the Transfer Plan, all outstanding options were repriced to $3.125 which was the closing market price on May 5, 1995.

NOTE 12 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
AND SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

The Company paid interest relating to continuing operations of $221, $795 and $1,091 during the twelve months ended July 31, 1993, 1994 and 1995, respectively. The Company paid $655, $1,268, and $1,575 in consolidated income taxes during the twelve months ended July 31, 1993, 1994 and 1995, respectively.

Noncash investment activities surrounding the Company's acquisition of Western were as follows:
                                        Year Ended
                                         July 31,
                                      ----------------
                                      1993        1995
                                      ----        ----

Fair value of net assets acquired   $ 32,663     $9,621
Noncash financing                    (30,726)     9,172
                                    --------     ------
                                    $  1,937     $  449
                                    --------     ------
                                    --------     ------

As discussed in Note 9, the Company sold AEI to Mayer Eisel, Inc. In partial consideration of the sale, the Company received a four year $500 promissory note, equipment valued at $100 and the cancellation of the remaining outstanding balance of the convertible notes totaling $875. The remaining consideration was received in cash. As discussed in Note 8, concurrent with the Company's public offering in February 1994, all outstanding Preferred Stock, along with an existing $1,375 note payable was exchanged for a new subordinated note totaling $2,575.


NOTE 13 - EMPLOYEE SAVINGS PLAN:

The Company has a voluntary savings plan pursuant to Section 401(k) of the Internal Revenue Code, whereby eligible participants may contribute a percentage of compensation subject to certain limitations. The Company has the option to make discretionary qualified contributions to the plan, however, no Company contributions were made for the years ended July 31, 1993 through 1995.

                          AMERICAN UNITED GLOBAL, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)


                                                                                April 30,
                                                                                  1996
                                                                               -----------
                                                                                 ASSETS
Current Assets:
  Cash and cash equivalents                                                   $ 15,965,000
  Marketable securities                                                          6,791,000
  Trade accounts receivable (less allowance
  for doubtful accounts of $448,000 and
  $370,000 respectively)                                                         6,598,000
  Other receivables                                                                580,000
  Inventories                                                                   62,213,000
  Prepaid expenses                                                                 102,000
                                                                              ------------
          TOTAL CURRENT ASSETS                                                  92,249,000
                                                                              ------------

  Note receivable (Note 5)                                                       3,112,000
  Property and equipment, net                                                    6,936,000
  Intangibles and other assets                                                   2,323,000
  Assets held for sale                                                                   -
                                                                              ------------
          TOTAL ASSETS                                                        $104,620,000
                                                                              ------------
                                                                              ------------

                                                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Borrowings under floor financing lines                                      $ 50,002,000
  Short-term borrowings                                                          3,913,000
  Accounts Payable                                                               2,656,000
  Accrued liabilities                                                            2,397,000
  Income taxes payable                                                           5,413,000
                                                                              ------------
          TOTAL CURRENT LIABILITIES                                             64,381,000
                                                                              ------------

Capital lease obligations                                                        1,658,000
Other non-current liabilities                                                            -
Minority Interest                                                                9,149,000
                                                                              ------------
          TOTAL LIABILITIES                                                     75,188,000
                                                                              ------------

Commitments and contingencies (Note 4)

SHAREHOLDERS' EQUITY:
Preferred stock:
  Class A - 12.5% cumulative, $1.00 per share
   liquidation value, $.01 par value, 1,200,000
   shares authorized; none issued and outstanding                                        -
  Class B - $.01 par value; 1,500,000 shares
   authorized; none issued and outstanding                                               -
Common stock-$.01 par value; 20,000,000 shares
  authorized; 5,695,749 and 5,654,479
  issued and outstanding, respectively                                              57,000
Additional contributed capital                                                  16,327,000
Note receivable from shareholder                                              (    155,000)
Retained earnings                                                               13,203,000
                                                                              ------------
          TOTAL SHAREHOLDERS' EQUITY                                            29,432,000
                                                                              ------------
          TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                            $104,620,000
                                                                              ------------
                                                                              ------------


          See accompanying notes to consolidated financial statements.
                                       68

                          AMERICAN UNITED GLOBAL, INC.
                                AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                                                                                Three Months Ended
                                                                                                     April 30,
                                                                                             1996                1995
                                                                                          ----------          ----------
Net Sales                                                                               $ 26,136,000        $ 20,772,000
Cost of goods sold                                                                        22,854,000          18,235,000
                                                                                        ------------        ------------

     GROSS PROFIT                                                                          3,282,000           2,537,000

Selling, general and administrative expenses                                               2,205,000           1,596,000
                                                                                        ------------        ------------

     OPERATING INCOME                                                                      1,077,000             941,000

OTHER (INCOME) EXPENSE
  Bridge loan deferred financing costs                                                          -                118,000
  Other income                                                                           (   114,000)        (    25,000)
  Interest income                                                                        (   351,000)               -
  Interest expense                                                                           453,000             346,000
                                                                                        ------------        ------------
Income from continuing operations before income
  taxes and minority interest                                                              1,089,000             502,000

Provision for income taxes                                                                   419,000             166,000
Minority interest in earnings of consolidated subsidiary                                     227,000                -
                                                                                        ------------        ------------

Income from continuing operations                                                            443,000             336,000

Discontinued Operations - Income from operations
 of subsidiaries sold (less applicable income
 taxes of $-0- and $322,000 respectively)                                                       -                396,000
                                                                                        ------------        ------------

Net income                                                                              $    443,000        $    732,000
                                                                                        ------------        ------------
                                                                                        ------------        ------------

Earnings per common and common equivalent share:
  Continuing operations                                                                 $        .08        $        .06
  Discontinued operations                                                                       -                    .07
                                                                                        ------------        ------------
  Net income                                                                            $        .08        $        .13
                                                                                        ------------        ------------
                                                                                        ------------        ------------

Weighted average number of shares                                                          5,696,000           5,654,000
                                                                                        ------------        ------------
                                                                                        ------------        ------------


          See accompanying notes to consolidated financial statements.

                          AMERICAN UNITED GLOBAL, INC.
                                AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                          Nine Months Ended
                                                              April 30,
                                                       1996            1995
                                                       ----            ----

Net Sales                                       $ 75,061,000   $ 59,897,000
Cost of goods sold                                66,347,000     52,840,000
                                                  ----------     ----------
   Gross profit                                    8,714,000      7,057,000
   ------------

Selling, general and administrative
   expenses                                        5,727,000      4,342,000
                                                   ---------      ---------
     Operating income                              2,987,000      2,715,000

Other (Income) Expense
- ----------------------
   Bridge loan deferred financing costs                    -        118,000
   Interest income                                 ( 351,000)            -
   Other income                                    ( 289,000)      ( 43,000)
   Interest expense                                1,194,000        879,000
                                                   ---------      ---------
Income from continuing operations before
     income taxes and minority interest            2,433,000      1,761,000

Provision for income taxes                           922,000        669,000
Minority interest in earnings of
   consolidated subsidiary                           593,000           -
                                                   ---------      ---------
Income from continuing operations                    918,000      1,092,000

Discontinued Operations - Gain on Sale
   of wholly owned subsidiaries (less
   applicable income taxes of $5,025,000)
   (Note 5)                                        7,539,000           -
                                                   ---------      ---------

Discontinued Operations - Income from
   operations of subsidiaries sold (less
   applicable income taxes of $169,000
   and $413,000 respectively)                        254,000        530,000
                                                   ---------      ---------

Net income                                        $8,711,000     $1,622,000
                                                  ----------     ----------
                                                  ----------     ----------

Earnings per common and common
   equivalent share:
   Continuing operations                               $ .16          $ .19
   Discontinued operations                               .05            .10
   Gain on sale of wholly own
   subsidiaries                                         1.32            -
                                                       -----          -----
   Net income                                          $1.53          $ .29
                                                       -----          -----
                                                       -----          -----

Weighted average number of shares                  5,691,000      5,654,000
                                                   ---------      ---------
                                                   ---------      ---------


          See accompanying notes to consolidated financial statements.

                          AMERICAN UNITED GLOBAL, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           INCREASE (DECREASE) IN CASH
                                   (UNAUDITED)


                                                                                     Nine Months Ended
                                                                                         April 30,
                                                                              1996                     1995
                                                                           ----------               -----------
Cash Flows From Operating Activities:
  Net income                                                             $  8,711,000             $  1,622,000
  Adjustment to reconcile net income
     to net cash provided by operating
     activities:
     Discontinued operations                                             (  7,793,000)                    -
     Depreciation and amortization                                            640,000                1,273,000
     Loss on sale of fixed assets                                        (      1,000)                 120,000
     Stock in lieu of compensation                                             15,000                   32,000
     Income applicable to minority interest                                   593,000                        -
     Change in assets and liabilities, net of
     effects of acquisition & dispositions:
     Accounts receivable                                                      810,000             (  1,914,000)
     Other receivables                                                   (    580,000)                    -
     Inventories                                                         ( 10,450,000)               3,508,000
     Inventory floor plan financing                                         8,050,000             (  2,388,000)
     Prepaid expenses and other assets                                   (     79,000)                 928,000
     Accounts payable                                                    (    150,000)                 301,000
     Other accrued liabilities                                                962,000                1,061,000
     Income taxes payable                                                (     38,000)            (      3,000)
     Other assets                                                        (    106,000)                    -
                                                                         ------------             ------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                             584,000                4,540,000

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                    (    538,000)            (  2,345,000)
  Purchase of distribution outlets                                       (    603,000)            (    640,000)
  Proceeds from sale of fixed assets                                        2,078,000                    8,000
  Proceeds from sale of wholly owned subsidiaries                          19,493,000                     -
  Purchase of marketable securities                                      (  6,791,000)                    -
                                                                         ------------             ------------
         NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                  13,639,000             (  2,977,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on capital lease                                    (     53,000)            (     39,000)
  Short term borrowings                                                  (  2,783,000)            (  1,804,000)
  Note receivable from shareholder                                               -                      50,000
  Exercise of stock warrants and options                                       90,000                     -
  Bridge loan                                                                    -                     250,000
                                                                         ------------             ------------
         NET CASH (USED) BY FINANCING ACTIVITIES                         (  2,746,000)            (  1,543,000)
                                                                         ------------             ------------

Net increase in cash and cash equivalents                                  11,477,000                   20,000

Cash and cash equivalents at beginning of period                            4,488,000                  831,000
                                                                         ------------             ------------

Cash and cash equivalents at end of period                               $ 15,965,000             $    851,000
                                                                         ------------             ------------
                                                                         ------------             ------------


          See accompanying notes to consolidated financial statements.

                          AMERICAN UNITED GLOBAL, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                   (UNAUDITED)


                                                                                         Note
                                         Common Stock               Additional        Receivable         Total             Total
                                           Number of               Contributed           from          Retained        Shareholders'
                                     Shares          Amount          Capital          Shareholder      Earnings            Equity
                                     ------          ------        -----------       ------------      --------         ------------
Balance at July 31, 1995            5,655,000        $57,000       $15,889,000        ($184,000)      $4,492,000       $20,254,000

Net income                               -              -                 -                -           8,711,000          8,711,00

Issuance of common shares
  as compensation                      12,000           -               15,000             -                -               15,000

Satisfaction of note receivable
  from shareholder                       -              -                 -              29,000             -               29,000

Warrants exercised                     28,000           -               90,000             -                -               90,000

Options exercised                       1,000           -                1,000             -                -                1,000

Deferred Compensation                    -              -              332,000             -                -              332,000
                                    ---------        -------       -----------         --------       ----------       -----------

Balance at April 30, 1996           5,696,000        $57,000       $16,327,000        ($155,000)     $13,203,000       $29,432,000
                                    ---------        -------       -----------         --------       ----------       -----------
                                    ---------        -------       -----------         --------       ----------       -----------


          See accompanying notes to consolidated financial statements.

                          AMERICAN UNITED GLOBAL, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - BASIS OF CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial information included in this report has been prepared in conformity with the accounting principles and practices reflected in the consolidated financial statements included in the annual report filed with the Commission for the preceding fiscal year. All adjustments are of a normal recurring nature and are, in the opinion of management, necessary for a fair statement of the consolidated results for the interim periods. This report should be read in conjunction with the Company's 1995 Annual Report.

Certain reclassifications have been made in the accompanying fiscal 1995 consolidated financial statements to conform with financial statement presentation for fiscal 1996. Such reclassifications had no effect on the Company's results of operations or retained earnings.


NOTE 2 - STATEMENT OF CASH FLOWS

Supplemental disclosure of cash paid during the periods:

                                                  Nine Months Ended
                                                      April 30,
                                                1996            1995
                                              --------        -------

 Interest                                    $1,440,000     $1,079,000

 Income taxes                                $1,561,000     $  950,000



Supplemental disclosure of non-cash investing and financing activities:

     1. A capital lease obligation of $926,000 was incurred in December 1995 when Western consummated a sale leaseback transaction of the Auburn facility. In February 1996, a capital lease obligation of $740,000 was incurred related to the lease of the Sacramento facility. In February 1996 the Company acquired the assets and operations of two stores in California for approximately $630,000 in cash (including $27,000 of indirect expenses), $3,090,000 in installment notes payable and the assumption of $3,965,000 in inventory floor plan debt.

     2.  A note receivable of $3,037,000 arose due to the Hutchinson
         Transaction.

NOTE 3 - INVENTORIES

Inventories consist of the following:        April 30,      July 31,
                                               1996           1995
                                             --------       --------
 Raw materials                             $     -         $ 1,179,000
 Work-in-process                                 -           2,736,000
 Finished goods                                  -           3,379,000
                                           ------------    -----------
                                                 -           7,294,000
LESS: Allowance for obsolete and
      excess inventory                     (     -     )  (    888,000)
                                           ------------    -----------
                                                 -           6,406,000
 Equipment:  New equipment                   51,088,000     36,461,000
             Used equipment                   5,196,000      4,662,000
 Parts                                        5,929,000      5,290,000
                                           ------------    -----------

                                            $62,213,000    $52,819,000
                                           ------------    -----------
                                           ------------    -----------

Balance sheet presentation of inventory
Inventories                                 $62,213,000    $46,413,000
Included in assets held for sale                   -         6,406,000
                                           ------------    -----------

                                            $62,213,000    $52,819,000
                                           ------------    -----------
                                           ------------    -----------

NOTE 4 - CONTINGENCIES

Except for ordinary, routine proceedings incidental to its business, there are no pending legal proceedings to which the Company or any of its property is subject. In the opinion of management, the outcome of these legal proceedings will not have a material adverse effect on the financial condition or results of operations and cash flows of the Company and its subsidiaries.

Prior to April 30, 1996 the Company agreed to purchase and accept delivery of certain computer software and related products. It has agreed to the purchase for $5,000,000 subject to completion of satisfactory testing. The Company has the right to reject the software and to limit its liability to actual costs and expenses incurred in ongoing development of the software. In the event of rejection by the Company, the maximum liability that would be incurred under the agreement would not exceed $1,000,000.

NOTE 5 - DISPOSITION OF ASSETS

Pursuant to the terms of an Asset Purchase Agreement, dated as of November 22, 1995 (the "Sale Agreement"), by and among Hutchinson Corporation, a Delaware Corporation ("Hutchinson"), as Buyer, and the Company and each of its AUG-California, Inc., American United Products, Inc. ("National O-Ring") and American United Seal, Inc. ("Stillman Seal") subsidiaries, on January 19, 1996 all of the assets of the National O-Ring and Stillman Seal businesses (the "Manufacturing Business") were sold to, and substantially all of the liabilities associated with operation of the Manufacturing Business were assumed by, subsidiaries of Hutchinson newly-formed for the purpose of acquiring the Manufacturing Business (the "Hutchinson Transaction"). Hutchinson produces a variety of rubber related products for three market sectors: automotive, consumer and industrial use.

The Purchase Price for the Manufacturing Business was $24,500,000, $20,825,000 of which was paid in cash and the aggregate $3,675,000 balance was paid by delivery of two 24-month non-interest bearing promissory notes (the "Notes") made by the Hutchinson subsidiaries that purchased the Manufacturing Business. The Notes, which have been discounted for financial statement presentation by $638,000, are guaranteed by Total America, Inc., the parent corporation whose securities are listed on the New York Stock Exchange.

At the closing of the Hutchinson Transaction, (the "Closing"), the Company, Hutchinson (as guarantor) and Robert Rubin, who is the Chairman and a director of the Company, entered into a five-year Non-Competition Agreement in favor of Hutchinson and its affiliates, pursuant to which Mr. Rubin and the Company agreed not to compete with the businesses acquired in the Hutchinson Transaction. Under the terms of the Non-Competition Agreement, Mr. Rubin will receive payments aggregating $200,000 over a seven year period. In addition, at the Closing Hutchinson engaged Mr. Rubin as a consultant to provide advisory services relating to the acquired Manufacturing Business over a seven year period, for which services Mr. Rubin will receive payments aggregating $1,000,000.


On January 19, 1996, as a result of the Hutchinson Transaction, Mr. John Shahid, the former President, Chief Executive Officer and director of the Company and the Company entered into a Termination Agreement whereby Mr. Shahid resigned as an officer and director of the Company and each of its subsidiaries in consideration for the payment of an aggregate of $815,833.33, representing salary payments under his Employment Agreement through December 31, 1998, as well as a bonus payment for fiscal year 1996 in the amount of $90,000. The Termination Agreement also provides that the Company shall retain Mr. Shahid as a consultant for a period of three (3) years, commencing April 1, 1996, for which consulting services he will be paid quarterly an aggregate of $200,000.

Details of this transaction are as follows:

          Sale price                        $23,862,000

          Basis of assets sold                9,634,000

          Deferred Compensation                 332,000

          Expenses of sale                    1,332,000
                                            -----------
          Gain on sale before
            income taxes                     12,564,000

          Income tax provision                5,025,000
                                            -----------
          Gain on sale of wholly
            owned subsidiaries              $ 7,539,000
                                            -----------
                                            -----------

The deferred compensation change is a result of the extension of the exercise period with respect to options for 483,598 shares. The extension of the exercise period created a new measurement date for these options which resulted in a $332,000 compensation charge. This extension was granted as a result of the closing of the Hutchinson Transaction in January 1996.

The continuing operation of the Company now consists of the Company's 56.6% interest in Western Power and Equipment Corp., a publicly traded Delaware Corporation engaged in the construction equipment distribution business, principally as a Case Corporation dealer ("WPE").


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

NOTE 6 - FISCAL 1996 AND SUBSEQUENT EVENTS


On February 9, 1996, the Company loaned an aggregate of $450,000 to Diplomat Corporation ("Diplomat") in connection with Diplomat's acquisition of BioBottoms, Inc. Diplomat is a public company of which Robert Rubin serves as a director. Before the BioBottoms transaction, Mr. Rubin held approximately 22% of Diplomat's outstanding capital stock. Such loan (i) bears interest at the prime rate of CoreStates Bank, N.A. plus 2% and is payable monthly, (ii) is subordinated to a $2,000,000 revolving credit loan agreement between Diplomat and Congress Financial Corporation, (iii) is payable in full on or before May 4, 1996 and (iv) is secured by a second priority lien in all of the assets of Diplomat and its wholly-owned subsidiary, BioBottoms, Inc. The $450,000 loan to Diplomat was repaid in May 1996.

In connection with the above transaction, Mr. Rubin personally made a secured loan to Diplomat in the aggregate principal amount of $2,353,100 which matures in February 1999, and committed to make available a stand-by loan of up to $300,000 aggregate principal. In consideration for making his loan to Diplomat and committing to make this stand-by commitment, Mr. Rubin received that number of shares of Diplomat Convertible Preferred Stock which are convertible into 1,000,000 shares of Diplomat Common Stock. His holdings of Diplomat Preferred Stock make Mr. Rubin the beneficial owner of approximately 46% of Diplomat Common Stock.

On March 8, 1996, the Company purchased 25,000 Series A Convertible Preferred Shares of Chatfield Dean, Inc. for $250,000. Chatfield Dean, Inc. is a broker dealer and a NASD member firm. If converted, the Company would hold 1.4% of Chatfield Dean, Inc.'s total outstanding Common Stock.

Pursuant to an Agreement, dated May 30, 1996 (the "ERD Agreement") between the Company and ERD Waste Corp. ("ERD"), the Company agreed to provide certain financial accommodations to ERD by making available a $4.4 million standby letter of credit expiring May 31, 1997 issued by Citibank, N.A. in favor of Chemical Bank (the "Letter of Credit") on behalf of ERD. Chemical Bank is the principal lender to ERD and its subsidiaries, and upon issuance of the Letter of Credit Chemical Bank made available $4.4 million of additional funding to ERD under ERD's existing lending facility. The funding was used to refinance certain outstanding indebtedness of Environmental Services of America, Inc. ("ENSA"), a wholly owned subsidiary of ERD. Robert M. Rubin, the Chairman, Chief Executive Officer, Chief Financial Officer, a director and a principal stockholder of the Company is also the Chairman, Chief Executive Officer, a director and a principal stockholder of ERD. Under the terms of a separate Indemnity Agreement, Mr. Rubin has agreed to indemnify the Company for any losses or liabilities that it may incur in connection with its having provided the Letter of Credit financial accommodation on behalf of ERD.

In consideration for making the Letter of Credit available, in addition to repayment by ERD of all amounts drawn under the Letter of Credit and the grant of a security interest in all machinery and equipment of ENSA to secure such repayment, ERD agreed (i) to pay to the Company all of the Company's fees, costs and expenses payable to Citibank and others in connection with making the Letter of Credit available, as well as the amount of all interest repayment by ERD and

(ii) to issue to the Company an aggregate of 100,000 shares of ERD common stock (the "ERD Shares"). Shares of ERD Common Stock trade on The NASDAQ National Market and, at the time of closing of the transaction, the 100,000 ERD Shares had a market value of $925,000.

Under the terms of the ERD Agreement, the parties agrees to engage Unterberg Tobin & Co., or another mutually acceptable investment banking firm to advise the Board of Directors of each of the Company and ERD in writing, as soon as practicable, as to: (i) whether or not the contemplated issuance of the ERD Shares represents BOTH (A) fair and adequate consideration to the Company considering the financial risks being taken by the Company and (B) a reasonable payment of consideration by ERD for the financial accommodations provided; (ii) whether a different number of common shares of ERD (whether more or less than 100,000 shares) would be more appropriate under the circumstances to meet both of the tests described above; or (iii) whether a form of consideration, other than the ERD common shares would be more appropriate under the circumstances to meet both of the tests described above. The ERD Agreement further provides that the opinion and recommendation of the investment banking firm as to the appropriate number of ERD Shares or other form of compensation in lieu of ERD Shares shall be final and binding on all parties to the ERD Agreement.

Although there is no assurance that the transaction will be consummated, or if consummated that the terms of the transaction will be as currently anticipated, the Company has executed a non-binding letter of intent to acquire all of the outstanding capital stock of ConnectSoft, Inc. ("ConnectSoft") for a minimum of 1,000,000 and a maximum of 3,000,000 shares of Company Common Stock.
ConnectSoft is a private company that provides communications software applications and services for persons seeking access to and utilization of resources and information available on the Internet. The Company has already commenced financing the operations of ConnectSoft by providing a $1,100,000 Line of Credit. Outstanding balances under the Line of Credit are convertible into a majority of the outstanding shares of capital stock of ConnectSoft in the event of default. Upon completion of its acquisition of ConnectSoft, the Company has agreed to increase the maximum availability under the Line of Credit to $5,000,000. Consummation of the acquisition is subject to certain conditions, including the Company's satisfactory due diligence investigations of ConnectSoft and its technology, as well as approval of the acquisition by ConnectSoft stockholders. Although the Company intends to acquire, or invest in, businesses other than ConnectSoft in the future with the proceeds of the Hutchinson Transaction, at this time the Company has no other specific business or businesses which it intends, or is obligated, to purchase.

In June 1996, the Company executed a non-binding letter of intent to acquire Interglobe Networks, Inc., a company providing engineering , design and consulting services for users and providers of telecommunications facilities on the Internet and other media. If the transaction is consummated the Interglobe Networks stockholders will receive 700,000 Company common shares, plus options to acquire an additional 600,000 Company common shares, two-thirds of which are exercisable based upon Interglobe Network's future financial performance.

On October 10, 1995, using proceeds from the WPE's initial public offering, Western retired the $2,175,000 real estate note given to Case for the purchase of the Sparks, Nevada real estate in September 1994. Western is in the process of consummating a transaction with an institutional lender to provide Western with a conventional mortgage on the property in the amount of $1,330,000 to be secured by the Sparks, Nevada real estate. The agreement calls for the principal and interest payments over a seven year term using a fifteen year amortization period. The note cannot be prepaid during the first two years of its term.

On October 19, 1995, Western entered into a purchase and sale agreement with an unrelated party for the Auburn, Washington facility subject to the execution of a lease. Under the term of this agreement, which closed on December 1, 1995, Western sold the property and is leasing it back from the purchaser for 20 years at an initial annual rental of $204,000. Under the lease, such annual rental increases to $228,000 after five years and is subject to fair market adjustments at the end of ten years. The lease is a net lease with payment of insurance, property taxes and maintenance costs paid by Western. In accordance with Statement of Financial Accounting Standards No. 13 (SFAS 13), the building portion of the lease is being accounted for as a capital lease while the land portion of the lease qualifies for treatment as an operating lease. The sale leaseback of the Auburn facility did not result in any material gain or loss to Western.

Effective February 17, 1996, Western acquired substantially all of the operating assets used by Case Corporation ("Case") in connection with its business of servicing and distributing Case construction equipment at a facility located in Sacramento, California (the "Sacramento Operation"). The acquisition was consummated for approximately $630,000 in cash, $3,090,000 in installment notes payable to Case and the assumption of $3,965,000 in inventory floor plan debt with Case and its affiliates. The acquisition is being accounted for as a purchase.

The real property and improvements used in connection with the Sacramento Operation, and upon which the Sacramento Operation is located, were sold by Case for $1,500,000 to the McLain-Rubin Realty Company, LLC ("MRR"), a Delaware limited liability company the owners of which are Messrs. C. Dean McLain, the President and a director of the Company and Western, and Robert M. Rubin, the Chairman and a director of the Company and Western. Simultaneous with its acquisition of the Sacramento Operation real property and improvements, MRR leased such real property and improvements to Western under the terms of a 20 year Commercial Lease Agreement dated as of March 1, 1996 with Western paying an initial annual rental of $168,000. Under the lease, such annual rental increases to $192,000 after five years and is subject to fair market adjustments at the end of ten years. In addition to base rent, Western is responsible for the payment of all related taxes and other assessments, utilities, insurance and repairs (both structural and regular maintenance) with respect to the leased real property during the term of the lease. In accordance with SFAS 13, the building portion of the lease is being accounted for as a capital lease while the land portion of the lease qualifies for treatment as an operating lease.

On June 11, 1996, Western acquired the operating assets of GCS, Inc. ("GCS"), a California-based, closely held distributor of heavy equipment primarily marketed to municipal and state government agencies responsible for street and highway maintenance. Western will operate the GCS business from an existing location in Fullerton, California and from Western's existing facility in Sacramento, California. The Purchase price for the GCS assets was $1,655,000. This transaction is being accounted for as a purchase.

NOTE 7 - SUBSIDIARY PREFERRED STOCK

The Company's subsidiary has been authorized to issue 10,000,000 shares of "blank check" preferred stock, with respect to which all the conditions and privileges thereof can be determined solely by action of such subsidiary's Board of Directors without further action of its stockholders. As at April 30, 1996 none were issued and outstanding.

NOTE 8 - ADVERTISING EXPENSE

The Company and its subsidiary expense all advertising costs as incurred.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
            OPERATIONS AND LIQUIDITY AND CAPITAL RESOURCES


GENERAL

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form 10-Q.

On January 19, 1996 the Company sold all the assets of its manufacturing operations (See Note 5 of the Notes to Consolidated Financial Statements for detailed information.) leaving the Company with ownership of 56.6% of the stock of Western Power and Equipment Corp. ("WPE"), a public Delaware company that sells and services construction equipment and related parts principally manufactured by Case Corporation ("Case"). The operations of the Company now consist of the Company's 56.6% interest in WPE.

On June 14, 1995, WPE completed an initial public offering of 1,495,000 shares of common stock. After the offering the Company's interest in Western, through its ownership interest in WPE, was reduced to 56.6%.

Effective November 1, 1992, the Company through its formerly wholly-owned subsidiary Western Power and Equipment Corp., an Oregon corporation ("Western"), completed the acquisition from Case of seven stores located in Washington and Oregon which sell and service equipment used in the construction industry. Western's strategic plan was, and continues to be, that of expanding the operations and improving profitability at each of its existing retail outlets. Subsequent to 1992 Western opened three additional outlets in Washington and Oregon. Effective September 10, 1994, Western also purchased from Case Corporation two additional retail construction equipment distribution outlets located in Sparks, Nevada and Fremont, California. On December 11, 1994, Western relocated its Fremont outlet to neighboring Hayward, California. As part of its agreement with Case, Western was required to open two additional distribution outlets in northern California. In March and August 1995 Western opened retail stores in Santa Rosa and Salinas, California, respectively. In February 1996, the Company announced the opening of a distribution outlet in Elko, Nevada. Also in February 1996, Western completed the acquisition of the Sacramento, California outlet from Case as further described in Note 6 to the Consolidated Financial Statements. The opening of a Stockton, California outlet was completed in March 1996, bringing the total number of distribution outlets owned and operated by Western to 17.

In 1995, the Company incorporated WPE as a wholly-owned holding company to own 100% of the outstanding shares of Western.

RESULTS OF OPERATIONS

THE THREE MONTHS AND NINE MONTHS ENDED APRIL 30, 1996 COMPARED TO THE THREE MONTHS AND NINE MONTHS ENDED APRIL 30, 1995.

Revenues for the three month period ended April 30, 1996 increased $5,364,000 or 26% over the three month period ended April 30, 1995. The increase in revenues was primarily attributable to increased sales of new units ($3,426,000), rental revenues ($760,000) and parts sales ($748,000). Revenues from sales of used units and service work also increased ($324,000 and $106,000 respectively) during the quarter. New stores acquired since last year contributed $3,631,000 or 60% of the increased sales while same store sales improved 8.3% over the prior year.

The strong gains in sales and rentals of new units are indications of the continued strength of the economies in the geographic areas in which the Company operates. The Company has invested significant resources in expanding its fleet of rental equipment. Management believes that there exists a trend toward increased rental of equipment. With more equipment to rent, the Company experienced a 76% increase in rental revenues in the current year third quarter versus the same period last year. The used equipment market continues to be strong in most of our geographic areas as reflected in the improved sales of used units.

Revenues for the nine month period ended April 30, 1996 increased by $15,164,000 or 25% over the revenues for the nine month period ended April 30, 1995. Such increase reflects strong demand for new equipment and rentals as noted above, and gives effect to the full impact on revenues of the California and Nevada locations which were purchased or opened in the first and second quarters of fiscal 1995.

The Company's gross profit margin of 12.6% for the three month period ended April 30, 1996 was an improvement over the comparable prior year margin of 12.2%. As noted above, the majority of the increase in the Company's sales came from the sale of new equipment which, under Case's new Focus 2000 program, provided the Company with pricing discounts recognized in the third quarter thus increasing the gross profit margin.

For the nine month period ended April 30, 1996, the Company's gross profit margin was 11.6%, which is down slightly from the gross profit margin of 11.8% for the same period during the prior year. The improvement in margin realized in the third quarter discussed above was not enough to erase the decreased margin experienced in the first six months of the current fiscal year as compared to the prior year.

Selling, general and administrative ("SG&A") expenses were $2,205,000 (8.4% of sales) and $5,727,000 (7.6% of sales) for the three and nine month periods ended April 30, 1996, respectively, compared to $1,596,000 (7.7% of sales) and $4,342,000 (7.2% of sales) for the comparative prior year periods. The significant growth in operations during the past 12 months has had an upward impact on SG&A expenses, such that the Company has not yet fully realized the potential benefits of its streamlined organizational structure. While many of the administrative and moving costs incurred in connection with the acquisition and opening of these outlets are one-time charges which will not be incurred in future period, management is also taking steps intended to decrease SG&A expenses as a percentage of sales over time.

Interest expense of $453,000 and $1,194,000 for the three and nine month periods ended April 30, 1996, respectively, was up $107,000 and $315,000 from the prior year comparative periods. Interest expense is tied directly to interest rates and the Company's equipment inventory levels which have increased as the Company has acquired and opened additional distribution outlets. In addition, the Company has made a substantial investment in expanding its rental fleet of equipment. At April 30, 1996, a total of $13,327,000 in equipment was dedicated to rental compared to only $3,359,000 at April 30, 1995. Since the related note balance becomes interest bearing when a unit is placed in the dedicated rental fleet, the increase in rental equipment has had and will continue to have a significant upward impact on interest expense (which should be offset by increased rental revenues and margin). In addition, as part of Case's Focus 2000 program, a dealer can elect to forego Case's interest free flooring period and pay cash for new Case equipment. In return for the cash payment, Case grants the dealer a 4% discount on the cost of such equipment. The Company has elected to take this discount on selected purchases of new Case equipment and, if necessary, has financed such purchases on the Company's third party flooring lines which has also contributed to the increase in interest expense. This increase should be more than offset by the 4% cash discount which is recognized in income at the time such units are sold.

The effective income tax rate has remained consistent at approximately 38% for all periods presented. The Company anticipates the effective tax rate will remain at basically statutory rates for the foreseeable future.


LIQUIDITY AND CAPITAL RESOURCES

As a result of the Hutchinson Transaction the Company significantly increased
its liquidity and capital resources.   The Company intends to acquire additional
businesses in the future with the proceeds of the Hutchinson Transaction.  See
Note 6 to the accompanying consolidated financial statements for more information.

The Company has been granted a $10,000,000 secured demand line of credit from its commercial bank. This line is uncommitted and secured by the Company's portfolio of cash and marketable securities held by the bank. On April 30, 1996 approximately $1,300,000 was outstanding under such line of credit, the principal of which bears interest at the banks base rate plus 1% or 90 day LIBOR plus 1%. The applicable rate is elected upon issuance of the loan.

Western's primary source of internal liquidity has been its profitable operations since its inception in November 1992. As more fully described below, Western's primary sources of external liquidity were contributions to Western by the Company, and equipment inventory floor plan financing arrangements provided to Western by Case Credit Corporation, Seattle-First National Bank ("SeaFirst Bank"), Associates Commercial Corporation ("Associates") and Orix Commercial Credit ("Orix"). In addition, in fiscal 1995, WPE, the immediate parent of Western, completed an initial public offering of 1,495,000 shares of common stock at $6.50 per share, generating net proceeds of $7,801,000. The net proceeds of the offering have been utilized to repay amounts due to the Company and to Case, the acquisition and opening of additional outlets, as well as to reduce floor plan debt.

Under its inventory floor plan finance arrangements Case provides Western with interest free credit terms on new equipment purchases for four to six months, with the exception of the Model 1818 skid steer loader for which the interest free credit terms are three months and the Model 90B Series special application excavator for which the interest free credit terms are eight months, after which interest commences to accrue monthly at the rate per annum equal to 2% over the prime rate of interest. At April 30, 1996, Western was indebted to Case in the aggregate amount of approximately $42,106,000 under such inventory floor plan finance arrangements.

In order to take advantage of a 4% cash discount offered by Case under its new Focus 2000 program, to provide financing beyond the term of applicable Case floor plan financing or as alternatives to Case floor plan financing arrangements for inventory purchased other than from Case, Western has entered into separate secured floor planning lines of credit with SeaFirst, Associates, Orix, and the CIT Group.

The Associates line of credit was entered into in August 1993, and allows Western to borrow up to $2,250,000 to finance the purchase of new equipment, to finance up to $2,000,000 of installment sales of equipment to customers approved by Associates (without recourse to Western), and to finance up to $1,000,000 of installments sales of equipment to other customers (with recourse to Western in the event of default). There are no material obligations outstanding under the recourse line of credit. On April 30, 1996, approximately $142,000 was outstanding under these lines, the principal of which bears interest at 2% over the prime rate announced by the U.S. National Bank of Oregon.

The SeaFirst line of credit was entered into in June 1994 and provides a $7,500,000 line of credit which can be used to finance new and used equipment or equipment to be held for rental purposes. On April 30, 1996, approximately $6,719,000 was outstanding under such line of credit, the principal of which bears interest at .25% over Seattle-First National Bank's prime rate and is subject to annual review and renewal on June 1, 1997.

Western also buys a portion of its equipment from Hamm Compactors ("Hamm") under a floor plan financing agreement with Orix. The Orix floor plan agreement calls for repayment of principal and interest over periods ranging from thirty to forty-eight months, with a balloon payment for the remaining outstanding balance. At April 30, 1996, the aggregate indebtedness owed to Orix was $1,035,000. The Orix notes bear interest at the highest prevailing prime rates of certain major United States banks, plus 2% per annum.

Amounts owing under these floor plan financing agreements are secured by inventory purchases financed by these lenders, as well as all proceeds from their sale or rental, including accounts receivable thereto.

On October 19, 1995, Western entered into a purchase and sale agreement with an unrelated party for the Auburn, Washington facility subject to the execution of a lease. Under the terms of this agreement, which closed on December 1, 1995, Western sold the property and is leasing it back from the purchaser. In accordance with Statement of Financial Accounting Standards No. 13 (SFAS 13), the building portion of the lease is being accounted for as a capital lease while the land portion of the lease qualifies for treatment as an operating lease. See Note 6 to the accompanying consolidated financial statements for more information.

Effective February 17, 1996, Western acquired substantially all of the operating assets used by Case Corporation ("Case") in connection with its business of servicing and distributing Case construction equipment at a facility located in Sacramento, California (the "Sacramento Operation"). The acquisition was consummated for approximately $630,000 in cash, $3,090,000 in installment notes payable to Case and the assumption of $3,965,000 in inventory floor plan debt with Case and its affiliates. The acquisition is being accounted for as a purchase.

The real property and improvements used in connection with the Sacramento Operation, and upon which the Sacramento Operation is located, were sold by Case for $1,500,000 to the McLain-Rubin Realty Company, LLC ("MRR"), a Delaware limited liability company the owners of which are Messrs. C. Dean McLain, the President and a director of the Company and Western, and Robert M. Rubin, the Chairman and a director of the Company and Western. Simultaneous with its acquisition of the Sacramento Operation real property and improvements, MRR leased such real property and improvements to Western under the terms of a 20 year Commercial Lease Agreement dated as of March 1, 1996. In accordance with SFAS 13, the building portion of the lease is being accounted for as a capital lease while the land portion of the lease qualifies for treatment as an operating lease. See Note 6 to the accompanying consolidated financial statements for more information.

On October 10, 1995, using proceeds from WPE's initial public offering, Western retired the $2,175,000 real estate note given to Case for the purchase of the Sparks, Nevada real estate in September 1994. In March 1996 Western consummated an agreement with an institutional lender for a conventional mortgage on the property in the amount of $1,330,000 secured by the Sparks, Nevada real estate. The agreement calls for the principal and interest payments over a seven year term using a fifteen year amortization period. The note cannot be prepaid during the first two years of its term.

In May 1996 approximately 530,000 options were exercised with $1,690,574 of net proceeds received by the Company. The Company has used these funds to reduce its short term bank borrowings. The dilutive effect of the exercise of these options on earnings per share has already been reflected in the weighted average earnings per share stated in this report.

During the nine months ended April 30, 1996, cash and cash equivalents increased by $11,477,000 primarily due to the Hutchinson Transaction. The Company had positive cash flow from operations during the period reflecting a decrease in accounts receivable, an increase in accounts payable, and this, along with net income for the quarter, was sufficient to more than offset the decline resulting from the increased cash investment in inventories. The proceeds from the Auburn facility sale leaseback transaction were sufficient to retire the related note payable to Case. Purchases of fixed assets during the period were related mainly to the opening of new distribution outlets. The Company's cash and cash equivalents of $15,965,000 as of April 30, 1996 and available credit facilities are considered sufficient to support current or higher levels of operations for at least the next twelve months. In addition, the Company is currently in negotiations with several financing institutions to expand the credit available to the Company.

In consideration for making the Letter of Credit available, in addition to repayment by ERD of all amounts drawn under the Letter of Credit and the grant of a security interest in all machinery and equipment of ENSA to secure such repayment, ERD agreed (i) to pay to the Company all of the Company's fees, costs and expenses payable to Citibank and others in connection with making the Letter of Credit available, as well as the amount of all interest repayment by ERD and
(ii) to issue to the Company an aggregate of 100,000 shares of ERD common stock (the "ERD Shares"). Shares of ERD Common Stock trade on The NASDAQ National Market and, at the time of closing of the transaction, the 100,000 ERD Shares had a market value of $925,000.

On June 11, 1996, Western acquired the operating assets of GCS, Inc. ("GCS"), a California-based, closely held distributor of heavy equipment primarily marketed to municipal and state government agencies responsible for street and highway maintenance. Western will operate the GCS business from an existing location in Fullerton, California and from Western's existing facility in Sacramento, California. The Purchase price for the GCS assets was $1,655,000. This transaction is being accounted for as a purchase.

                             AMERICAN UNITED GLOBAL, INC.
                         PROXY-ANNUAL MEETING OF SHAREHOLDERS
                                    SEPTEMBER 9, 1996

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS IN CONNECTION WITH THE ANNUAL MEETING OF SHAREHOLDERS OF AMERICAN UNITED GLOBAL, INC. TO BE HELD ON SEPTEMBER 9, 1996. THE SHAREHOLDER HAS THE RIGHT TO APPOINT AS HIS PROXY A PERSON (WHO NEED NOT BE A SHAREHOLDER) OTHER THAN ANY PERSON DESIGNATED BELOW, BY INSERTING THE NAME OF SUCH OTHER PERSON IN ANOTHER PROPER FORM OF PROXY.

    The undersigned, a shareholder of American United Global, Inc. (the "Corporation"), hereby revoking any proxy hereinbefore given, does hereby appoint Robert M. Rubin and Stephen A. Weiss, or either of them, as his proxy with full power of substitution, for and in the name of the undersigned to attend the Annual Meeting of the Shareholders to be held on September 9, 1996 at 11130 NE 33rd Place, Suite 250, Bellevue, Washington 98004, at 2:00 p.m., local time, and at any adjournments thereof, and to vote upon all matters specified in the notice of said meeting, as set forth herein, and upon such other business as may properly come before the meeting, all shares of stock of said Corporation which the undersigned would be entitled to vote if personally present at the meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR IDENTIFIED BELOW AND FOR ALL PROPOSALS.

1.  The Election of Directors
    Election of the following proposed directors to hold office until the next Annual Meeting of Shareholders or until their successors shall be elected and shall qualify: Robert M. Rubin, C. Dean McLain and Lawrence E. Kaplan.

    FOR ALL NOMINEES                             WITHHOLD ALL NOMINEES
    (EXCEPT AS MARKED TO THE CONTRARY)
         (   )                                             (   )

AUTHORITY TO WITHHOLD A VOTE FOR ANY OF THE ABOVE NAMED INDIVIDUALS SHOULD BE INDICATED BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF THE NOMINEE.

2. Ratify the Appointment of Price Waterhouse, LLP as independent auditors for the Corporation for the fiscal year ending July 31, 1996.

    (   ) FOR                (   ) AGAINST                 (   ) ABSTAIN

3. Ratify the sale of all of the assets of the Company's Manufacturing Business to subsidiaries of Hutchinson Corporation under the terms of the Sale Agreement, and ratification of the terms of the Sale Agreement, all Exhibits thereto, and the transactions contemplated thereby.

    (   ) FOR                (   ) AGAINST                 (   ) ABSTAIN

4. To authorize an amendment to the Company's Certificate of Incorporation to increase the Company's authorized capital by (i) increasing to 25,000,000 shares its authorized shares of voting Common Stock (which shall be redesignated as Class A Voting Common Stock); and (ii) creating a new class of Non-Voting Common Stock, of which 25,000,000 shares of Non-Voting Common Stock will be authorized.

    (   ) FOR                (   ) AGAINST                 (   ) ABSTAIN

5. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws to eliminate provisions which permit stockholders to act by less than unanimous written consent;

     (   ) FOR           (   ) AGAINST            (  ) ABSTAIN

6. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws to classify the Board of Directors into three classes, as nearly equal in number as possible, each of which, after an interim arrangement, will serve for three years, with one class being elected each year;

     (   ) FOR           (   ) AGAINST            (   ) ABSTAIN


7. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws which provide that directors may be removed by the stockholders only with cause and the approval of the holders of at least 66.66% of the voting power of each class or series of outstanding stock of the Company entitled to vote generally in the election of directors;

     (   ) FOR           (   ) AGAINST            (   ) ABSTAIN

8. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws that require that special meetings of stockholders may only be called by the Board of Directors or by stockholders holding not less than 66.66% of the voting power of each class or series of outstanding stock entitled to vote on the matter(s) to be considered at the special meeting;

     (   ) FOR           (   ) AGAINST            (   ) ABSTAIN

9. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws that increase the stockholder vote required to alter, amend or repeal the amendments to the Company's Articles of Incorporation and By-Laws identified in Proposals 5, 6, 7, and 8 referred to above and in this Proposal 9 to at least 66.66% of the voting power of each class or series of outstanding stock of the Company entitled to vote thereon; and

     (   ) FOR           (   ) AGAINST            (   ) ABSTAIN



10. To ratify the terms of an Amended and Restated Employment Agreement by and between the Company and Mr. Robert M. Rubin, the President, Chief Executive Officer, Chairman of the Board and a principal stockholder of the Company;

     (   ) FOR           (   ) AGAINST            (   ) ABSTAIN





12. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


    (   ) FOR                (   ) AGAINST                 (   ) ABSTAIN

Dated: _______________, 1996 _______________________       ___________________
                             Signature                     Print Name

                             _______________________       ___________________
                             Signature, if Jointly Held    Print Name

                                  PLEASE SIGN EXACTLY AS YOUR NAME APPEARS
                             HEREIN, if signing as attorney, executor, administrator, trustee or guardian, indicate such capacity. All joint tenants must sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                  The Board of Directors requests that you fill
                             in the date and sign the Proxy and return it in the enclosed envelope.

                                  IF THE PROXY IS NOT DATED IN THE ABOVE SPACE,
                             IT IS DEEMED TO BE DATED ON THE DAY ON WHICH IT WAS MAILED BY THE CORPORATION.